REGISTRATION NO. 333-72405
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-1


   AMENDMENT NO. 1 TO REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            R-Tec Technologies, Inc.
             (Exact Name of Registrant as Specified in its Charter)

       New Jersey                                              22-3615979
    ---------------                                        ------------------
    (State or Other              (Primary Standard         (I.R.S. Employer
    Jurisdiction of             Classification Code       Identification No.)
    Incorporation or                  Number)
     Organization)

   61 Mallard Dr., P.O. Box 282, Allamuchy, New Jersey, 07820, (888) 299-7832
   --------------------------------------------------------------------------
   (Address and Telephone Number of Registrant's Principal Place of Business)

                             Michael K. Mullen, Esq.
                          Schenck, Price, Smith & King
                              10 Washington Street
                                  P.O. Box 905
                        Morristown, New Jersey 07963-0905
                                 (973) 593-1000
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               Sirota & Sirota LLP
                                747 Third Avenue
                            New York, New York 10017
                                 (212) 759-5555

Approximate Date of Proposed Sale to the Public: As soon as practicable from time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration   statement  for  the  same  offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                   CALCULATION OF REGISTRATION FEE
Title of each
Class of                                               Proposed Maximum        Proposed Maximum
Securities to be                 Amount to be           Offering Price        Aggregate Offering           Amount of
Registered                       Registered             Per Share (1)                Price             Registration Fee
-----------------              ----------------       ------------------      ------------------       ----------------

common stock                   3,750,000 Shares            $8.00                $30,000,000.00             $8,340.00
(.00001 par value per share.)







THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.



_____________________
1 Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act.

R-Tec Technologies, Inc.
CROSS-REFERENCE SHEET

Item Number and Heading                              Heading in Prospectus
-----------------------                              ---------------------
1.          Front of the Registration
            Statement and Outside Front
            Cover Page of Prospectus . . .     Facing pages; Front
                                               Cover Page
2.          Inside Front and Outside Back
            Cover Pages of Prospectus  . .     Inside Front and Outside
                                               Back Cover Pages of Prospectus

3.          Summary Information and Risk
            Factors  . . . . . . . . . . .     Prospectus Summary; Risk Factors

4.          Use of Proceeds . . . . . . .      Prospectus Summary; Use of
                                               Proceeds; Description of Business

5.          Determination of
            Offering Price . . . . . . . .     Cover Page; Prospectus Summary;
                                               Risk Factors; Determination of
                                               Offering Price

6.          Dilution   . . . . . . . . . .     Dilution; Comparative Data

7.          Selling Security Holders . . .     Not applicable

8.          Plan of Distribution . . . . .     Front Cover Page; Plan of
                                               Distribution

9.          Description of the Securities      Description of Securities
10.         Interest of Named Experts and
            Counsel  . . . . . . . . . . .     Not Applicable

11(a)       Description of Business  . . .     Description of Business

11(b).      Description of Property  . . .     Management - Facilities

11(c).      Legal Proceedings  . . . . . .     Legal Matters

11(d).      Market for Common Equity and
            Related Stockholder Matters  .     Front Cover Page; Risk Factors;
                                               Shares Eligible For Future Sale

11(e)(f)    Financial Statements . . . . .     Financial Statements
  (g).


11(h).      Management's Discussion and
            Analysis or Plan of Operation .    Plan of Operations

11(i).      Changes In and Disagreements
            with Accountants on Accounting
            and Financial Disclosure   . .     Not Applicable

11(j)       Directors, Executive Officers,
            Promoters and Control Persons      Directors, Executive Officers,
                                               Promoters and Control Persons

11(k).      Executive Compensation . . . .     Executive Compensation

11(l).      Security Ownership of Certain
            Beneficial Owners and
            Management . . . . . . . . . .     Security Ownership of Certain
                                               Beneficial Owners and Management

11(m)       Certain Relationships and
            Related Transactions . . . . .     Related Transactions


12.         Disclosure of Commission
            Position on Indemnification for
            Securities Act Liabilities . .     Disclosure of Commission Position
                                               on Indemnification for Securities
                                               Act Liabilities


         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated April 28, 1999


PROSPECTUS


                                3,750,000 Shares


                            R-Tec Technologies, Inc.

                                  COMMON STOCK
                                  ------------


         This is an initial public offering of shares of common stock of R-Tec Technologies, Inc. All of the shares to be sold in the offering are being sold by R-Tec Technologies, Inc. There is currently no public market for the common stock. R-Tec Technologies, Inc. expects that the public offering price of the common stock will be $8.00 per share.

         Until at least 625,000, the minimum number of shares, are fully subscribed, all subscription payments will be deposited into an escrow account at the Bank of New York. If the minimum number of shares is not subscribed to within three (3) months after the effective date of this prospectus or within six months after the effective date of the prospectus if R-Tec Technologies, Inc. elects to exercise its option to extend the offering period three (3) months, all proceeds will be promptly refunded in full, without interest, and without any deduction for expenses.

         While it does not plan to do so at this time, R-Tec Technologies, Inc. may engage the services of broker-dealers to assist in selling the shares. If so, the maximum commission paid to any such broker-dealer will be 10% of the offering price.



         The shares will be quoted on the NASD Electronic Bulletin Board under the symbol "_______."


         Investing in the common stock involves a high degree of risk and the stock should be purchased only by persons or entities who can afford to lose their entire investment. See "Risk Factors" beginning on page 8.


                                          Price To           Proceeds To
                                           Public       R-Tec Technologies, Inc.
                                      --------------    ------------------------
Per Share. . . . . . . . . . . . . .  $         8.00       $         8.00
Total Minimum (625,000 Shares). . .     5,000,000.00         5,000,000.00
Total Maximum (3,750,000 Shares). .    30,000,000.00        30,000,000.00


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The securities may not be sold until the registration statement is effective. The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  The date of this prospectus is April 28, 1999

                                TABLE OF CONTENTS
                                                                Page

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . .       5

RISKS FACTORS . . . . . . . . . . . . . .. . . . . . . . .       8

         If We Sell Only The Minimum Number Of Shares,
         We May Not Be Able To Operate For More Than
         Twelve Months Without Revenue Or Additional Financing   8

         R-Tec Technologies, Inc. Is A Start-Up Company With
         Limited Operating History . . . . . . . . . . . . . .   8

         All Of Our Products Are New And May Not
         Be Commercially Feasible . . . . . . . . . . . . . .    8

         We Do Not Have Our Own Facilities At This Time
         To Produce Our Products And Our Office Space Is
         Inadequate For Future Needs . . . . . . . . . . . . .   9

         Shareholders May Be Unable To Sell Stock
         Since There Is No Active Market At Present . . . . .    9

         R-Tec Technologies, Inc.'s Business Is Dependent On
         Patent Protection Which Cannot Be Assured . . . . . .   9

         There Is A Risk That Our Products Will
         Not Work As Intended  . . . . . . . . . . . . . . . .   10

         Management Has Broad Discretion In The
         Use Of Proceeds Of This Offering  . . . . . . . . . .   10

         Present Stockholders Will Derive Greater Benefits
         If We Are Successful And Have Less Risk   . . . . . .   10

         R-Tec Technologies, Inc. May Have Numerous Larger
         And Better Financed Competitors . . . . . . . . . . .   11

         R-Tec Technologies, Inc.'s Products May Not
         Conform To Government Regulations . . . . . . . . . .   11

         Since R-Tec Technologies, Inc. Has No Underwriter,
         There Is A Greater Risk That No Market Will
         Develop For R-Tec Technologies, Inc. Stock. . . . . .   12

         The Offering Price Was Arbitrarily Determined
         By R-Tec Technologies, Inc. . . . . . . . . . . . . .   12

         We May Not Be Able To Obtain Or Maintain
         A Listing On The NASDAQ Small Cap Market
         Or The OTC Bulletin Board, So You May Not
         Be Able To Sell Your Shares Easily  . . . . . . . . .   13

         A  Portion  Of The  Offering  Proceeds  Will  Be Used
         To Beneift Our Officers, Directors And Related Parties  13

         There Is No Assurance That The Minimum Number
         Of Shares Will Be Sold  . . . . . . . . . . . . . . .   14

         Broker-Dealers May Be Unable To Sell Our Stock
         Because Of The Low Price  . . . . . . . . . . . . . .   14

         Additional Funding May Be Necessary and
         There Is No Assurance It Can Be Obtained  . . . . . .   14

         New Investors Will Experience A High Level
         Dilution  . . . . . . . . . . . . . . . . . . . . . .   15

         Future Sales Of Stock By Our Officers And
         Directors May Depress The Market Price  . . . . . . .   15

         We May Be Unable To Sell Stock In Some
         States Due To Blue Sky Regulations  . . . . . . . . .   15

         R-Tec Technologies, Inc. Does Not Intend To Pay
         Dividends So No Current Income From Your Stock
         Purchase Can Be Expected  . . . . . . . . . . . . . .   16

         Recent Developments . . . . . . . . . . . . . . . . .   16

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . .   16

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . .   17

SUMMARY OF FINANCIAL INFORMATION . . . . . . . . . . . . . . .   20

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . .   20

BUSINESS  . . . . . . . . . . . . . . .  . . . . . . . . . . .   22

MANAGEMENT AND AFFILIATES. . . . . . . . . . . . . . . . . . .  32

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .  37

CERTAIN RELATIONSHIPS
     AND RELATED TRANSACTIONS. . . . . . . . . . . . . . . . .  38

ORGANIZATION WITHIN LAST FIVE YEARS. . . . . . . . . . . . . .  40

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . .  40

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . .  43

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .  44

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . .  47



         This prospectus contains forward-looking statements which involve risk and uncertainties. R-Tec Technologies, Inc. 's actual results may differ significantly from the results discussed in those forward-looking statements. Some of the factors that might cause such a difference are discussed in "Risk Factors" beginning on page ___ of this prospectus.

                               Prospectus Summary

         This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                            R-Tec Technologies, Inc.


         R-Tec Technologies, Inc. was formed in October, 1998 for the purpose of commercially exploiting its proprietary technology for detecting gas leaks. R-Tec Technologies, Inc. has not yet commenced commercial operations. We do not have our own facility to produce our products,although we have a contract with a manufacturer,Anscott Chemical Corp. We do not have commercial quantities of our products, and the efficacy of the products have not been confirmed by independent third-parties, except that Motors & Armatures Corp. tested one of our products for its sensitivity. To date, R-Tec Technologies, Inc. has devoted all of its energies to its initial organization, product research and development, developing a business plan, fundraising efforts and primarily preparing the documentation related to this offering.

         Proprietary Technology. R-Tec Technologies, Inc.'s proprietary technologies are protected by a patent that has been assigned to it. We plan to use these technologies to develop a product line of gas detecting paints that will be used in a variety of industrial and manufacturing settings to coat pipe junctions. The paints are designed to change color when gas escapes through the coated junction allowing for rapid detection of small gas leaks. We believe that our products will have broad application in areas such as the manufacture and installation of air conditioning and refrigeration systems. We believe that our products are ready for commercial production based on tests conducted under the supervision of Shawn P. Walsh, a scientific consultant to R-Tec Technologies, Inc. and a director. See "Directors, Officers and Key Employees." The tests studied the stability of the product under weathering, aging and storage, the sensitivity to certain gases and the products' ability to react to those gases in the presence of other chemicals. Other tests were conducted on the compatibility of the products with materials that they will come into contact in consumer usage, such as metal pipe surfaces, packaging materials, etc. Tests also explored the feasibility of the products to production in large commercial quantities and the toxicity and environmental profile of all of the products' components. Motors & Armatures Corp., which has entered into an distribution agreement with us, also conducted tests regarding the products' sensitivity.

         In addition to detecting leaks, we believe that some of our products will also neutralize the chloroflurocarbon contained in the leaking gas by removing the chlorine and fluoride and, possibly, rendering the leaking gas inert and potentially harmless to the ozone layer.

         R -Tec Technologies, Inc. has a two phase plan for developing its business. Phase 1 involves establishing manufacturing and distribution relationships and commencing the distribution of three products. Phase 2 will address expanding our product lines. Because of the lead times necessary to implement this strategy, we do not expect to realize significant revenues from sales before at least six months following completion of this offering. There are numerous risks and uncertainties regarding R-Tec Technologies, Inc.'s business plans which are described in detail under "Risk Factors."

         R-Tec Technologies, Inc. believes that our products' ability to detect gas and leaks will develop into a series of significant market opportunities. We believe that our products have the potential to meet the needs of users who face situations where gas leaks can expose the user to significant monetary losses or result in life threatening situations.

         R-Tec Technologies, Inc. believes it will achieve growing revenues as its initial products gain market acceptance. As the original product lines continue to grow, we expect to develop additional products during Phase 2 which will be marketed to the users identified in Phase 1.

         We believe that our R-Tect 12 reactive paint product developed for automotive applications to detect R-12 freon gas, our R-Tect 22 reactive paint product designed to detect R-22 freon gas, our R-Tect carbon dioxide reactive paint product, designed to detect carbon dioxide leaks and our R-Tect natural gas detection reactive paint product will be available for distribution during Phase 1, with the transition to Phase 2 being marked by the introduction of our next product - a propane leak detection reactive paint product.

         In addition to the propane leak detection reactive paint product, we hope to develop leak detection systems for other gases, such as ammonia, butane, etc., using our patented technology.

         Other potential applications of R-Tec Technologies, Inc.'s detection technology are as a method for measuring blood gases, for measuring the freshness of packaged poultry, and for detecting gas leaks in electrical transformers. At present, we have not taken steps to determine feasibility of other potential applications of our technology.

         At present, we do not have commercial quantities of any of our products and do not have our own facilities to produce our products. We do have a contract, however, with Anscott Chemical Corp. to manufacture some of our products. There can be no assurance that R-Tec Technologies, Inc.'s products when produced in commercial quantities will perform as intended. See "Risk Factors". In addition, if only the minimum number of shares are sold, there can be no assurance that R-Tec Technologies, Inc. can produce sufficient product in commercial quantities to be profitable. See "Risk Factors."

                                  The Offering



Common Stock Offered:                    Minimum - 625,000 shares
                                         Maximum - 3,750,000 shares

         Offering Price                  $8.00 per share

Proposed Trading Market
and Symbol                               NASD Electronic Bulletin Board
                                                  "------"


Total Number of
Shares Outstanding
After the Offering
(assuming all offered
shares are sold)                         18,750,000 shares

Estimated Net Proceeds
(assuming all offered
shares are sold)                         $29,500,000.00

Use of Proceeds                          We intend to use the net
                                         proceeds of this offering to
                                         pay Promissory Notes of R-Tec
                                         Technologies, Inc. to our
                                         officers and directors and
                                         related persons, to pay for
                                         the patent assigned to R-Tec
                                         Technologies, Inc., to fund the
                                         initial business operations and
                                         staffing of R-Tec Technologies, Inc.,
                                         to conduct product research and
                                         development, to develop
                                         production and marketing
                                         plans, for working capital and
                                         for general corporate
                                         purposes.


Dividend Policy                          We do not  intend to
                                         pay any cash  dividends for
                                         the foreseeable future.

                                  Risk Factors

         Investing in our common stock involves a high degree of risk. In addition to the other information in this document, you should carefully consider the following risk factors in evaluating an investment in our common stock.


If We Sell Only The Minimum Number Of Shares, We May Not Be Able To Operate For More Than Twelve Months Without Revenue Or Additional Financing.

         If only 625,000 shares are sold, R-Tec Technologies, Inc. may not have sufficient capital to fund operations past twelve months, without revenues. In addition, R-Tec Technologies, Inc. may be unable to find additional suitable financing sources on acceptable terms. Therefore, if the minimum number of shares are sold, R-Tec Technologies, Inc.'s operations will likely be adversely affected after twelve months and we may not be able to undertake additional projects or operations described in this prospectus, which may result in an entire loss of any amounts invested.

R-Tec Technologies, Inc. Is A Start-Up Company With Limited Operating History.

         There is absolutely no assurance that we will be able, upon completion of this offering, to successfully implement our proposed business plan or that R-Tec Technologies, Inc. will ever operate profitably.

         R-Tec Technologies, Inc. was only recently incorporated, has no significant assets other than rights to a patent which has not been valued, no current business operations nor any history of operations and is considered to be a development stage enterprise.

All Of Our Products Are New And May Not Be Commercially Feasible.

         There can be no assurance that we will be able to introduce or market our products or that problems will not be found in R-Tec Technologies, Inc.'s products or that we will be able to reduce our technology into products that will be commercially successful.

         R-Tec Technologies, Inc. may also experience difficulties that could delay or prevent the development, introduction and marketing of its products. R-Tec Technologies, Inc. will be dependent upon products that will be developed in commercial quantities in the future. If we are unable on a timely basis to develop new products or enhancements to existing products, or if our products do not achieve market acceptance or commercial success, our business, operational results and financial condition will be materially adversely affected and investors could lose their entire investment. Since our products have never been produced in commercial quantities, there can be no assurance that commercial production will be feasible. Even if feasible, there can be no assurance that our products will perform as intended.

We Do Not Have Our Own Facilities At This Time To Produce Our Products And Our Office Space Is Inadequate For Future Needs.

         At the present time we do not have our own facility to produce the paints which are our principal products. However, we have a contract with Anscott Chemical Corp. to manufacture three of our products. In addition, our present office space is inadequate for future needs. These factors will make it more difficult to implement our business plans.

Shareholders  May Be Unable To Sell  Stock  Since  There
Is No Active  Market At Present.

         You may not be able to sell your shares promptly or at all, or sell your shares at a price equal to or above the price you paid for the shares due to the lack of an active market at present.

         At present, no public market exists for R-Tec Technologies, Inc.'s common stock. R- Tec Technologies, Inc. hopes that it will be able, at some time in the future, to have its common stock quoted on the NASDAQ Small Cap Market. However, if we are unable to qualify for listing on the NASDAQ Small Cap Market, our common stock will be quoted on the NASD inter-dealer Electronic Bulletin Board system upon completion of this offering. There can be no assurance that any market will develop for the securities or that if a market does develop, that it will continue.

R-Tec Technologies, Inc.'s Business Is Dependent On Patent
Protection Which Cannot Be Assured.

         There can be no assurance that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes.

         The technology for developing R-Tec Technologies, Inc.'s products will be protected by a patent exclusively assigned to R-Tec Technologies, Inc. However, due to a typographical error this assignment was erroneously made to an unrelated company named "R-Tec, Inc." We have taken all steps recommended by the U.S. Patent Office to correct this error and other measures which we believe to be prudent to rectify the mistake.

         There can be no assurance that any of our future patent applications will be granted, that any current or future patent or patent applications will provide significant protection for our products or technology, be of commercial benefit or that the validity of such patents or patent applications will not be challenged.

There Is A Risk That Our Products Will Not Work As Intended.

         We have never produced any commercial quantities of our products and they have never been tested by consumers. However, Motors & Armatures Corp. has tested the sensitivity of our products. There is no assurance that our products will work for consumers as intended and no assurance can be given that our products will not cause damage which will result in liability for R-Tec Technologies, Inc. If our products are not commercially viable, it will have an adverse impact on us and may result in our terminating operations.

Management Has Broad Discretion In The Use of
Proceeds Of This Offering.

         Management has broad discretion in the use of proceeds and the allocations set forth are only estimates, subject to adjustment in the opinion of management based on events which may arise in the future. See "Use of Proceeds."

Present Stockholders Will Derive Greater Benefits If We Are
Successful And Have Less Risk.

         Present stockholders will benefit from a disproportionately greater share of R-Tec Technologies, Inc., if successful, while investors in this offering risk a disproportionally greater loss of cash invested if R- Tec Technologies, Inc. is not successful.

         Three of our officers and directors collectively have paid a total price of $578,923.11 for the 15,000,000 presently outstanding shares of R-Tec Technologies, Inc.'s common stock. Investors in this offering will pay a total purchase price of $30,000,000, assuming all 3,750,000 shares are sold. The officers and directors will own 80% of the outstanding shares and investors in this offering will own 20% of the outstanding shares. Investors in this offering will contribute to the capital of R-Tec Technologies, Inc. a disproportionately greater percentage than the ownership they receive.

R-Tec Technologies, Inc. May Have Numerous Larger And Better
Financed Competitors.

         There can be no assurance that we will be able to compete successfully against current or future competitors or technologies or that competitive pressures faced by R-Tec Technologies, Inc. will not materially adversely affect our business, operating results and financial condition. Many of our competitors may have the financial resources necessary to enable them to withstand substantial price and product competition, to implement extensive advertising and promotional programs, and to introduce new products. R-Tec Technologies, Inc.'s ability to compete successfully will depend on its ability to anticipate and respond to competitive factors affecting the industry, including new products, changes in customer preferences, and pricing strategies by competitors.

         We believe that our technology is unique and provides us with the ability to compete successfully. However, there can be no assurance that we will be able to become profitable or successfully market our products or implement our business plan. Competition will be based on many factors including price and the quality of products.

         Some of our competitors may have greater financial, marketing and manufacturing resources. This, together with the limited capital available to R-Tec Technologies, Inc. which will limit its marketing efforts, creates a significant competitive disadvantage. If we are not able to compete successfully, regardless of the quality of our products and the success of this offering, we will have little chance of succeeding and it is likely investors will lose their entire investment.

R-Tec Technologies, Inc.'s Products May Not Conform To Government
Regulations.

         There can be no assurance that our products will comply in the future with all applicable regulations and standards. However, in the opinion of our consultant and a director, our products currently comply with all applicable governmental regulations. Because the future scope of these and other regulations and standards cannot be predicted, there can be no assurance that we will be able to comply in the future with all regulations or industry standards.

         R-Tec Technologies, Inc.'s products may be subject to numerous governmental regulations designed to protect the health and safety of consumers and the environment. We will take all reasonable steps to insure that our products will comply with all applicable material governmental health and safety regulations and standards. However, non-compliance could result in governmental restrictions on sales or reductions in customer acceptance of our products. Compliance may also require significant product modifications, which may result in increased costs and impaired product performance, which will adversly affect our profitability.

Since R-Tec Technologies, Inc. Has No Underwriter There Is A
Greater Risk That No Market Will Develop For Our Stock.

         Lack of an underwriter or broker/dealer participation in the offering is likely to increase the risk that no market for our securities will develop upon completion of the offering. Because R-Tec Technologies, Inc. has not engaged the services of an underwriter, the independent due diligence review of R-Tec Technologies, Inc., its affairs and financial condition, which would ordinarily be performed by an underwriter, have not been performed.

The Offering Price Was Arbitrarily Determined By R-Tec
Technologies, Inc.

         The public offering price should not be regarded as an indicator of value or of any future market price of our securities.

         The $8.00 offering price of the common stock was arbitrarily determined by management of R-Tec Technologies, Inc. and was set at a level substantially in excess of the price recently paid by management for their shares of common stock. The price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. However, R-Tec Technologies, Inc. has the rights to a patent which we believe, based on the opinion of our scientific consultant who is also a director, has significant value.

We May Not Be Able To Obtain Or Maintain A Listing On The NASDAQ Small Cap Market Or The OTC Bulletin Board, So You May Not Be Able To Sell
Your  Shares Easily.

         Because we may not be able to obtain or maintain a listing on the NASDAQ Small Cap Market or the OTC Bulletin Board, your shares may be difficult or impossible to sell.

         Trading in our common stock, if any, is intended to be conducted on the NASDAQ Small Cap Market, after the initial offering period. However, if we are unable to qualify for this listing, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which was established for securities that do not meet the Nasdaq Small Cap Market listing requirements. Consequently, selling your common stock would be more difficult because smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of R-Tec Technologies, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask price for our stock.

A Portion Of The Offering Proceeds Will Be Used To Benefit Our
Officers, Directors And Related Parties.

         A portion of the proceeds from this offering will be used to pay debt to our officers, directors and related parties rather than to fund operations or implement our business plan.

         R-Tec Technologies, Inc. issued four Promissory Notes to its officers, directors and related parties totalling $184,920.11. In addition, we are obligated to pay four hundred and twenty-five thousand dollars ($425,000.00) out of the proceeds of this offering, plus two percent (2%) of our net profits for three years, for the patent which was assigned to us. Thus, if only the minimum is sold, R-Tec Technologies, Inc.'s level of operations could be materially adversely affected and R-Tec Technologies, Inc. may not succeed. This event would significantly increase the risk of loss to persons who invest in this offering.

There Is No Assurance That The Minimum Number Of Shares Will Be
Sold.

         If the minimum number of shares have not been fully subscribed within three months after the effective date of this prospectus or within six months if we exercise the option to extend the offering period three additional months, all monies deposited in the escrow account will be refunded to the subscribers, without interest and without any deduction for expenses. During this period, purchasers will be subscribers and not shareholders of R-Tec Technologies, Inc. During this time period, subscribers will have no right to a return of their payment.


         No commitment exists by anyone to purchase any of the common stock offered. Consequently, no assurance can be given that any common stock will be sold or that even the minimum will be sold.


Broker-Dealers May Be Unable To Sell Our Stock
Because Of The Low Price.

         Although we intend to be listed on the NASDAQ Small Cap Market, if we are able to qualify in the future, or on the OTC Bulletin Board, there is no assurance however that we will obtain this listing. Because our stock may only be sold on the over-the-counter market, certain rules which apply will make it more difficult for you to sell your stock.

         Since our common stock may not be listed on the Nasdaq Small Cap Market and/or any stock exchange in the future, it may become subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell common stock in the secondary market.

Additional Funding May Be Necessary And There Is No Assurance
That It Can Be Obtained

         R-Tec Technologies, Inc. believes that if the maximum number of shares are sold we will have sufficient capital to implement our business plan for a period of 24-60 months without revenues. If only the minimum is sold, additional financing may be necessary to engage in all of the activities we have planned after a twelve month period without revenues. However, even if the maximum is sold, there is no assurance that additional funding will not be required and there is no assurance that such funding can be obtained. If additional financing is required and cannot be obtained, it will have a material adverse impact on R-Tec Technologies, Inc.

New Investors Will Experience A High Level Of Dilution

         New investors will suffer a significant dilution in the value of their stock immediately after making the investment in R-Tec Technologies, Inc. based on our net tangible book value. See "Dilution." If the maximum is sold, dilution to investors in this offering on a per share basis is $6.43. If the minimum is sold, dilution to investors in this offering on a per share basis is $7.72.

Future Sales Of Stock By Our Officers And Directors May Depress
The Market Price.

         All 15,000,000 shares of R-Tec Technologies, Inc.'s common stock owned by our officers and directors are "restricted securities" and may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933. Future sales of those shares under Rule 144 could depress the market price of the common stock in any market that may develop in that the officers and directors own a large percentage of R-Tec Technologies, Inc.'s outstanding shares. The current outstanding shares become eligible for sale pursuant to Rule 144 on December 4, 1999.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of R-Tec Technologies, Inc., or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         On April 18, 1999 the Board of Directors adopted a policy against insider trading which bars all officers, directors and employees and their family members from trading in our stock while possessing material non-public information. Philip Lacqua was designated our Insider Trading Compliance Officer to review and either approve or prohibit all proposed trades.

         Prior to this offering, there has been no market for the common stock, and no prediction can be made as to the effect, if any, that market sales of currently restricted shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect the price of R-Tec Technologies, Inc.'s equity securities in any trading market which may develop.

We May Be Unable To Sell Stock In Some States Due To Blue Sky
Regulations.

         Since R-Tec Technologies, Inc. is not using an underwriter, we must register the securities in any state where we desire to sell our common stock. We must also register our officers and directors in any state in which we seek to sell our common stock. There can be no assurance that any or all stock registrations in various states will be approved. If a registration is not approved, it will be more difficult for us to sell the minimum number of shares. We intend to use our best efforts to register in every state where we believe there is a significant market for our stock.

         Should any or all stock registrations not be approved, this would likely result in impeading our ability to sell the 3,750,000 shares offered for sale and would also result in investors finding it more difficult to sell their securities.

R-Tec Technologies, Inc. Does Not Intend To Pay Dividends So No
Current Income From Your Stock Purchase Can Be Expected.

         R-Tec Technologies, Inc. does not currently intend to pay cash dividends on its common stock and does not anticipate paying such dividends at any time in the foreseeable future. Thus, you may not receive any income from your purchase of our stock for the foreseeable future.

Recent Developments

         On February 24, 1999, a press release was issued by R-Tec Technologies, Inc. for distribution on the Internet which contained several inaccurate statements or statements which require clarification. The press release stated inaccurately that R-Tec Technologies, Inc. obtained worldwide recognition with their global patent which was filed in 104 countries. In fact, the recognition referred to is R-Tec Technologies, Inc.'s patent application which was filed in 96 countries. The press release's statement that R-Tec Technologies, Inc.'s products are "revolutionary" and our technology instrumental in reducing CFC emissions and global warming were based on the opinions of Shawn P. Walsh, a consultant to R-Tec Technologies, Inc. However, R-Tec Technologies, Inc.'s products are not yet in consumer use and have never been instrumental in reducing CFC emissions or global warming. The press release also stated inaccurately that Underwriters Laboratories were unable to produce a standard for R-Tec Technologies, Inc.'s technology because it is so advanced. In fact, Underwriters Laboratories stated that it did not have a published standard with which to evaluate R-Tec Technologies, Inc.'s R-Tect 22 product due to the uniqueness of this product. Finally, the reference in the press release to a contact by the Deputy Commissioner of New York City Environmental Protection Agency failed to indicate that his evaluation of R-Tec Technologies, Inc.'s products was based on statements made to him by R-Tec Technologies, Inc. concerning the product's performance and efficacy.

Where You Can Find Additional Information

         In connection with the offering of the common stock, R-Tec Technologies, Inc. has filed a registration statement with the Securities and Exchange Commission. There is additional information concerning R-Tec Technologies, Inc. contained in the registration statement that is not contained in this prospectus. In addition, beginning with the effective date of this prospectus, we will be required to file annual quarterly and special reports and proxy statements with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

         Our SEC filings will also be available at our web site at http:www.rtectechnologies.com or at the SEC's web site http:www.sec.gov. You may also request a copy of these filings, at no cost, by writing at R-Tec Technologies, Inc., 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820.

                                    Dilution

         Dilution is the difference between the offering price of $8.00 per share for the common stock and the net tangible book value per share of common stock immediately after its purchase. R-Tec Technologies, Inc. 's net tangible book value per share of common stock is calculated by subtracting R-Tec Technologies, Inc.'s total liabilities from its total assets less intangible assets, and then dividing by the number of shares then outstanding. The net tangible book value of R-Tec Technologies, Inc., based on the December 31, 1998, audited financial statements was $(572,567.00), or approximately $(0.04) per share of common stock. Assuming no changes in net tangible book value subsequent to December, 1998, other than those resulting from the sale of all the common stock offered hereby, the post offering pro forma net tangible book value of R-Tec Technologies, Inc. would be $29,427,433, or approximately $1.57 per share, representing an immediate increase in net tangible book value of $1.61 per share to existing stockholders and an immediate dilution of $6.43 per share or (80%) to new investors. The following table illustrates the foregoing information with respect to dilution of new investors on a per share basis.

Offering price per share                                               $ 8.00
   Net book value per share prior to offering                          $(0.04)
   Increase attributable to purchase of shares by new investors        $ 1.61
Post offering pro forma net book value per share                       $ 1.57
Dilution to investors in this offering                                 $ 6.43

         Assuming R-Tec Technologies, Inc. can sell only the minimum number of shares, the post offering pro forma net tangible book value of R-Tec
Technologies, Inc. would be $4,427,433, or approximately $0.28 per share, representing an immediate increase in net tangible book value of $0.32 per share to existing stockholders and an immediate dilution of $7.72 per share or (97%) to new investors. The following table illustrates the foregoing information with respect to dilution of new investors on a per share basis.

Offering price per share                                                $ 8.00
   Net book value per share prior to offering                           $(0.04)
   Increase attributable to purchase of shares by new investors         $ 0.32
Post offering pro forma net book value per share                        $ 0.28
Dilution to investors in this offering                                  $ 7.72

         The following chart illustrates the pro-forma proportionate ownership in R-Tec Technologies, Inc., upon completion of the offering of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to capital of R-Tec Technologies, Inc. by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.


                                    Shares Owned                 Cash Paid                Percent             Price/Share
                                    ------------              --------------              -------             -----------
Present Stockholders                 15,000,000               $   578,923.00                 80%              $0.04/Share
New Investors-Maximum                 3,750,000               $30,000,000.00                 20%              $8.00/Share

Present Stockholders                 15,000,000               $   578,923.00                 96%              $0.04/Share
New Investors-Minimum                   625,000               $ 5,000,000.00                  4%              $8.00/Share



                                 Use Of Proceeds

         The net proceeds to R-Tec Technologies, Inc. from the sale of common stock offered here are estimated to be $29,500,000.00 if the maximum is sold, after deducting estimated offering expenses of $500,000.00 for legal, accounting, printing and advertising in connection with the offering. R-Tec Technologies, Inc. does not expect to pay sales commissions or other compensation in connection with the offering because the common stock will be offered and sold by R-Tec Technologies, Inc. through its officers and directors who will not be compensated for their sales efforts. The net proceeds will be used principally to provide for research and development activities and working capital for 24-60 months following successful completion of this offering if the maximum is sold. The chart below represents the use of proceeds if the maximum is sold. Research and development activities consist of the salaries of our scientists, the cost of equipment, supplies, leasing laboratory space and purchase or construction of a laboratory. Office expenses, include rent for the executive offices, purchase or construction of a building, and lease of warehouse space. Parts and supplies expense consists of the cost of raw materials and inventory. Salary expense consists of salaries of R-Tec Technologies, Inc.'s officers and directors, internal accounting, administrative and other personnel. Sales and marketing expense consists of advertising and public relations costs. Promissory Note expense consists of the amount owed as a result of all of the Promissory Notes outstanding for reimbursement of expenses through December 31, 1998. Patent expense consists of the payment due under the Promissory Note for the patent. Insurance expense consists of the cost of general liability, officers and directors liability, life, health, workers' compensation and automobile insurance.

                                                                  ESTIMATED
                                                                 PERCENT OF
 PURPOSE                                           AMOUNT         PROCEEDS
---------                                      --------------    ----------
Research and Development Activities            $10,251,159.80       34.7%


Salary Expense                                   5,485,000.00       18.6%


Parts and Supplies Expense                       3,700,000.00       12.5%

Office Expense                                   6,253,920.11       21.2%

Sales and Marketing Expense                      2,000,000.00        6.8%

Promissory Note Expense                            184,920.11        0.6%


Patent Expense                                     425,000.00        1.4%


Travel Expense                                     500,000.00        1.7%

Insurance Expense                                  700,000.00        2.4%
                                               --------------        ----
         TOTAL                                 $29,500,000.00        100%

Offering Expenses                                  500,000.00

         If R-Tec Technologies, Inc. sells shares worth $20,000,000.00 the proceeds are to be used as follows for a period of 25 to 48 months:

                                                                  ESTIMATED
                                                                 PERCENT OF
 PURPOSE                                           AMOUNT         PROCEEDS
---------                                      --------------    ----------
Research and Development Activities            $ 7,226,159.78      37.1%

Salary Expense                                   4,485,000.00      23.1%

Parts and Supplies Expense                       1,800,000.00       9.2%

Office Expense                                   3,653,920.11      18.8%

Patent Expense                                     425,000.00       2.2%

Promissory Note Expense                            184,920.11      0.85%

Sales and Marketing Expense                      1,000,000.00       5.1%

Travel Expense                                     200,000.00       1.0%

Insurance Expense                                  525,000.00       2.7%
                                                -------------     ------
TOTAL                                          $19,500,000.00       100%

Offering Expenses                              $   500,000.00

         If R-Tec Technologies, Inc. sells shares worth $10,000,000 the proceeds are to be used as follows for a period of 13-24 months:

                                                                  ESTIMATED
                                                                 PERCENT OF
 PURPOSE                                           AMOUNT         PROCEEDS
---------                                      --------------    ----------
Research and Development Activities            $ 2,401,159.78       25.3%

Salary Expense                                   2,885,000.00       30.4%

Parts and Supplies Expense                         800,000.00        8.4%

Office Expense                                   1,853,920.11       19.2%

Patent Expense                                     425,000.00        4.5%

Promissory Note Expense                            184,920.11        1.3%

Sales and Marketing Expense                        500,000.00        5.3%

Travel Expense                                     100,000.00        1.0%

Insurance Expense                                  350,000.00        3.7%
                                               --------------        ----
TOTAL                                          $ 9,500,000.00        100%

Offering Expenses                              $   500,000.00

         If R-Tec Technologies, Inc. is only able to sell the minimum shares, the net proceeds to R-Tec Technologies, Inc. would be estimated to be $4,500,000 after deducting estimated offering expenses of $500,000.00 for legal, accounting, printing and advertising in connection with this offering. The following summary reflects how R-Tec Technologies, Inc. intends to use the proceeds for up to twelve months:

                                                                  ESTIMATED
                                                                 PERCENT OF
 PURPOSE                                           AMOUNT         PROCEEDS
---------                                      --------------    ----------
Research and Development Activities             1,425,000.00        31.7%

Salaries Expense                                1,485,000.00        33.0%

Parts and Supplies Expense                        226,159.78         5.0%

Office Expense                                    353,920.00         8.2%

Sales and Marketing Expense                       200,000.00         4.4%

Promissory Note Expense                           184,920.11         3.8%

Patent Expense                                    425,000.00         9.5%

Travel Expense                                     50,000.00         1.1%

Insurance Expense                                 150,000.00         3.3%
                                             ---------------        -----
            Total                            $ 4, 500,000.00        99.8%

Offering Expenses                            $    500,000.00

         The foregoing represents management's current estimate of how the proceeds of this offering will be used and is subject to change based on changing circumstances and differing needs of R-Tec Technologies, Inc. as they may exist in the future. R-Tec Technologies, Inc. may reallocate the proceeds in the above described categories or to other purposes in response to changes in its plans, industry conditions, and R-Tec Technologies, Inc.'s future revenues and expenditures.

         We believe that the net proceeds from the sale of the common stock offered , assuming that all shares offered are sold, will provide R-Tec
Technologies, Inc. sufficient capital to fund initial operations, and for development and expansion of business for approximately the first 24 to 60 months following completion of this offering. If only the minimum is sold, R-Tec Technologies, Inc. believes it will be able to operate for up to twelve months if no revenue is generated from its operations. Many factors may affect R-Tec Technologies, Inc.'s cash needs, including the possible failure to develop sufficient revenues from the sale of its products. R-Tec Technologies, Inc. may not have sufficient capital for its funding requirements and may be unable to find suitable financing on acceptable terms. If R-Tec Technologies, Inc. is unable to obtain such additional financing, our ability to maintain our level of operations could be materially adversely affected and R-Tec Technologies, Inc. may not succeed. This event would significantly increase the risk of loss to those persons who invest in this offering.

         If less than all the shares are sold, the net proceeds to R-Tec Technologies, Inc. will be reduced and the allocations presented will have to be substantially revised. The likely effect of any reduction in the net proceeds received will be to lengthen the time it takes us to develop additional products, delays in the introduction of our products to market and the need for R-Tec Technologies, Inc. to seek additional funding.

         A portion of the proceeds of this offering will be used to pay Promissory Notes to certain of our officers and directors. These Promissory Notes, which bear interest at 6% per annum, were provided to reimburse these individuals for certain expenses they incurred prior to and in connection with the offering. See "Certain Relationships and Related Transactions."

         In addition, a portion of the proceeds will be used to pay a Promissory Note provided in order to obtain our patented technology. Under the terms of this note $425,000.00 is payable within 30 days of completion of this offering. The balance consists of the payment of two percent (2%) of our net profits for a three year period. If we have no net profit during the three year period, no additional payments are due.

         Any portion of the net proceeds not required for immediate expenditure will be deposited in R-Tec Technologies, Inc.'s corporate checking account, interest-bearing accounts or invested in short-term government notes, treasury bills, or short-term obligations of financial institutions.

         We reserve the right to change the use of proceeds in the event that we determine, based on our marketing efforts and research and testing of our products, that an adjustment in the proceeds of this offering is warranted in the opinion of management. However, there will be no adjustment in any amounts utilized to pay the Promissory Notes and patent expense.

                        Summary Of Financial Information

         R-Tec Technologies, Inc. is a development stage company and has no revenues or earnings from operations. As of December 31, 1998:

                  Total Assets . . . . . . . . . . . $ 887,353
                  Total Liabilities. . . . . . . . . $ 609,920
                  Shareholders Equity. . . . . . . . $ 277,433
                  Net Tangible Book Value. . . . . . $(572,567)
                  Net Tangible Book Value per share. $   (0.04)


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

         The following discussion and analysis should be read in conjunction with R-Tec Technologies, Inc.'s consolidated financial statements and the Notes associated with them contained elsewhere in this prospectus.

         R-Tec Technologies, Inc. is a start up company with a patented technology for paints which may be used to detect leaks of various gases from pipes.

         We believe that our R-Tect 12 reactive paint, R-Tect 22 reactive paint and R-Tect carbon dioxide reactive paint products are ready for commercial production and we have an order of 5,000 kits of R-Tect 22 reactive paint from Motors & Armatures Corp., one of the largest distributors of air conditioning, refrigeration and heating parts and supplies to wholesalers and original equipment manufacturers in the United States.

         We also have a manufacturing contract with Anscott Chemical Industries, Inc., a manufacturer of specialty chemical products. Anscott has the exclusive right under the contract to manufacture R-Tect 12, R-Tect 22 and R-Tect carbon dioxide reactive paints for a five-year period.

         From its inception in 1998 R-Tec Technologies, Inc. has been engaged primarily in activities devoted towards obtaining the patent rights to the technology, general business operations, negotiating license agreements and obtaining financing for this offering. There have been no revenues to date and we have provided Promissory Notes to our officers and directors to reimburse various expenses they incurred on behalf of R-Tec Technologies, Inc.

         It is difficult for R-Tec Technologies, Inc. to forecast its revenue or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

         As a result of our extremely limited operating history, we do not have historical financial data for a significant number of periods on which to base planned operating expenses. Our expense levels are based upon our expectations concerning future revenue. Thus, quarterly revenue and results of operation are difficult to forecast. In one or more quarters, the results of operations may fall below expectations of securities analysts and investors and in such event, the trading price of our common stock will likely be materially adversely affected.

         Because of R-Tec Technologies, Inc.'s limited operating history, its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies whose products are believed to be new and are not available in commercial quantities. See "Risk Factors."

                                    Business

History of Our Company

         R-Tec Technologies, Inc., was recently incorporated under the laws of the State of New Jersey on October 22, 1998. R-Tec Technologies, Inc. is a development stage company. R-Tec Technologies, Inc. has no significant assets (See "Financial Statements") with the exception of the rights to a patent whose value has not been determined at this time. To date, activities have been limited to organizational matters, product research, developing a corporate business plan, patent filings, negotiating license agreements and the preparation and filing of the registration statement of which this prospectus is a part.

Our Proposed Business

         R-Tec Technologies, Inc. was formed to reduce to industrial production the proprietary technology contained in a patent assigned to R-Tec Technologies, Inc. and to use this proprietary technology to develop and manufacture reactive paints that could be used to coat pipe junctions, valves, caps, joints, etc. Once sealed with the paint, if gas escapes through the junction, the gas would pass through the paint causing a chemical reaction resulting in a visible color change of the paint.

         For example, during the manufacture and installation of air conditioning and refrigeration systems, e.g., in homes, vehicles and commercial buildings, the manufacturer or installer may apply our paint to the joints of the system. The application, placed externally on the system, waits for leaking gas to pass through it. When this occurs, the blue paint should change to a bright florescent yellow that is easily visible, thereby, identifying a leak from the inside out only and does not react with gas in the environment. Thus, the exact location of the leak is identified. Our paint not only detects gas leaks from a system, but we believe it also neutralizes the chloroflurocarbons's passing through it by removing the chlorine and fluoride from the gas, making the gas inert and possibly harmless to the ozone layer. Freon gas is trapped in our paint as it escapes from the leaking pipe. A chemical which reacts with the freon causes it to change its structure through a polymer which traps the chemical and prevents the release of harmful gases into the air.

         In addition, the paint may react to the leak before any refrigerant gas escapes from the system and the owner of the equipment experiences any failure or need to replace the gas, thereby reducing the need for further production of chloroflurocarbons. Although there are calls for reducing the amount of chloroflurocarbon production, due to the overwhelming use of this product worldwide, these gases will be produced overseas and domestically until the year 2040.

         The first of R-Tec Technologies, Inc.'s products we plan to make available for sale are R-Tect 22 reactive paint developed as an external application paint designed to detect R-22 freon leaks in air conditioning units, R-Tect 12 reactive paint, developed for automotive application to detect R-12 gas, R-Tect carbon dioxide reactive paint developed as an external application paint designed to detect carbon dioxide leaks in pipe systems which contain gaseous or liquid carbon dioxide , and R-Tect natural gas reactive paint developed as an external application paint which is designed to detect natural gas leaks in a variety of systems. Other products nearing the end of development are R-Tect 134A reactive paint, developed to detect R-134, a gas in air conditioning applications.

         We expect R-Tect natural gas reactive paint, R-Tect carbon dioxide reactive paint and R-Tect 22 reactive paint to be available for commercial production in October 1999. R-Tect 12 reactive paint should be available in November 1999, along with R-Tect 134A reactive paint. However, no assurance can be given that commercial production will, in fact, occur on this timetable.

Our Business Plan

         Our business plan is based on implementing  our strategy in two phases:
Phase 1 - Establish Manufacturing and Distribution Relationships and Begin Distribution of Three Initial Products and Phase 2 - Expand Product Lines. The key elements of each phase of our strategy are described below:

o        Phase 1 -  Establish Manufacturing and Distribution
Relationships and Begin Distribution of the Three Initial
Products

R-Tec Technologies, Inc.'s primary strategic goals for Phase 1 are:

         o The selection of appropriate manufacturing and distribution partners; and

         o The commencement of commercial distribution of our reactive paint products, R-Tect 12, R-Tect 22, and R- Tect carbon dioxide reactive paints.

         During Phase 1, we will incur significant operating expenses, including payments pursuant to Promissory Notes given to officers, directors and related parties of $184,920.00. A Promissory Note provided for patent expense will also be payable during this period. We do not expect to generate significant operating revenues for a period of at least six months after the completion of this offering. However, R-Tec Technologies, Inc. has already received a purchase order from Motors & Armatures for 5,000 R-Tect 22 leak detection kits at $44.00 per kit for a total of $220,000.00.

         The current status of R-Tec Technologies, Inc.'s efforts to implement its Phase 1 strategy is outlined below:


         o        Manufacturing and Distribution Relationships.


                  One of R-Tec Technologies, Inc.'s first stage goals is to establish beneficial relationships with strategic manufacturing and distribution partners. With this strategy, we hope to eliminate the need to build a large and costly production and sales infrastructure and to benefit from the inclusion of our products in our partners' products and marketing efforts.

                  R-Tec Technologies, Inc. has entered into a manufacturing contract with Anscott Chemical Industries, Inc., a nationally recognized manufacturer of specialty chemical products located in Wayne, New Jersey.

                  Anscott will be the exclusive manufacturer of our leak detection products R-Tect 12, R-Tect 22, and R-Tect carbon dioxide reactive paints. The agreement is for five years. The manufacturing exclusivity rights granted to Anscott under the agreement are limited to these three specified products and to the United States. Anscott's exclusivity rights with respect to R-Tect carbon dioxide reactive paint is further limited to the dry cleaning industry. Anscott will manufacture our products based on purchase orders received from R-Tec Technologies, Inc. R-Tec Technologies, Inc. intends to locate a quality control technician employed by us at Anscott's offices, but there is no provision in our contract with Anscott which requires Anscott to accept such supervision.

                  We have also signed a distribution agreement with Motors & Armatures. Motors & Armatures is believed to be one of the largest distributors of air conditioning, refrigeration, and heating parts and supplies to wholesalers and original equipment manufacturing accounts in the U.S. It sells primarily to North America, with a concentration of sales in the U.S. and Canada. Motors & Armatures is served by more than 50 independent manufacturing representatives for 13 companies who sell its products to wholesalers and original equipment manufacturers.

                  Motors & Armatures has placed an initial order for 5,000 kits of R-Tect 12 reactive paint at $44.00 per kit. We believe that it will distribute R-Tect kits R-Tect 12, R-Tect 22, and later R-Tect 134A reactive paints, primarily to organizations that will in turn sell them to air conditioning or refrigeration contractors. We expect to deliver 5,000 kits to Motors & Armatures by October 31, 1999. Motors & Armatures has advised us that it intends to create artwork for our products which it will be distributing and intends to hire an exclusive representative to work on the R-Tec product line. This specialist will travel with Motors & Armatures' sales representatives to train and educate its clients in the use of our products. Motors & Armatures has orally represented to us that it has allocated $156,000 for advertising in the first year for R-Tec Technologies, Inc.'s products and that it will also provide a direct mail campaign to reinforce the advertising program.

                  Motors & Armatures has proposed a six month test marketing program to determine the volume level of sales. It intends to promote R-Tec Technologies, Inc.'s products as both leak detectors and as preventative maintenance products.

         o        R-Tec Technologies, Inc.'s Efforts To Expand
                  Commercial Use of Initial Products

                  During Phase 1 R-Tec Technologies, Inc. also intends to pursue direct sales to end-users and the original equipment manufacturing market. We will also complete research and development of our remaining initial products and will pursue marketing of these products. Potential users include public utility companies, automotive, marine, aviation, aerospace companies, and commercial real estate owners and developers. There has been to date no contact directly with potential users such as public utility companies. We have also identified government agencies and municipalities where our products can reduce maintenance, overhead and provide another means to detect harmful gases. We also intend to pursue licensing arrangements with select end-users.

                  We believe a marketing opportunity will also develop from insurance companies that underwrite risk associated with gas explosions. R-Tec Technologies, Inc. will introduce its products to these insurance companies and will attempt to persuade them either to mandate the use of R-Tec Technologies, Inc.'s reactive paint products or to provide financial incentives such as discounted insurance rates to companies that utilize R-Tec Technologies, Inc.'s detection products.

                  We believe that a marketing opportunity will develop for the use of R-Tec Technologies, Inc.'s reactive paint products to detect natural gas and propane leaks. Specifically, during the installation of a gas pipe the installer would apply our paint to pipe joints. Owners could also apply our reactive paint to pipe joints in existing structures. If natural gas or propane leaks through a stress crack, the paint is designed to change colors, indicating a leak, and warning anyone who examines the pipe joint.

                  We also believe a market may exist for our reactive paint products in chemical plants. Chemical plants utilizing our reactive paint products could reduce the chance of significant damage caused by a toxic chemical or gas leak by applying our products to pipe joints in their manufacturing facilities.

                  We also believe our reactive paint products could be used in the aerospace and aviation markets. We believe that aircraft utilizing our reactive paint products could possibly avert disasters caused by gas leaks if, during a routine inspection, a mechanic notes a change in color of the paints applied to pipe joints aboard the aircraft. Should there be a leak, it could be detected and repaired prior to the aircraft taking off.

o        Phase 2-Expand Product Lines and Expand Internal Sales

         We believe that revenues from Phase 1 operation will continue to grow and expand in the markets identified. R-Tec Technologies, Inc. further anticipates that additional product lines will be realized in Phase 2 and marketed to the users identified in Phase 1. R-Tec Technologies, Inc. will continue to pursue new business with public utilities as specialized gases and industry specific requirements for R-Tec Technologies, Inc.'s gas leak detection products are addressed.

         The speed with which we can develop, introduce, test market and expand sales of the additions to the R-Tec Technologies, Inc. product line will determine the timing of the realization of our Phase 2 goals. This phase will be characterized by new product introductions, test marketing, expanded sales efforts, and industry driven mandates for the use of R-Tec Technologies, Inc.'s products.

         We expect that the R-Tect natural gas reactive paint will be made available for distribution during Phase 1 and the transition into Phase 2 will occur with the next gas leak detection system: propane. We also expect to attempt to develop the following gas leak detection systems:



Ammonia                        Chlorine                     Methane
Butane                         Ethane                       Methyl Mercaptan
Carbon Monoxide                Isobutane                    Sulphur Hexaflouride
Acetylene                      Carbon Sulfide               2-Methylpropene
Acetyl Fluoride                Carbon Tetrafluoride         Nitric Oxide
Allene                         Hexafluoropropane            Nitrogen
Arsine                         Hydrogen                     Nitrous Oxide
Boron Trichloride              Hydrogen Chloride            Other Refrigerants
Boron Trifluoride              Isobutylene                  Phosgene
Bromotrifluoromethane          Methyl Ether                 Propene
1,3-Butadiene                  Methanethiol                 Sulphur Dioxide
                               2-Methylpropane              Trimthylamines



    o     Other Potential Applications Of R-Tec Technologies,
          Inc.'s Detection Technology.

A Method For Measuring Blood Gases.

         R-Tec Technologies, Inc. believes there may be an interest in the use of our technology in the field of blood gases. Blood travels from the heart to the lungs, liver, kidneys and other major organs. During this trip it is carrying a percentage of oxygen, carbon dioxide and certain other metabolic gases. However, when there is a restriction in this flow, possibly due to coronary artery disease, the heart and lungs are unable to supply the proper amount of oxygen to the blood. Therefore, the oxygen level begins to decrease and the carbon dioxide level will increase.

         R-Tec Technologies, Inc. believes that by detecting gas on a molecular basis at the rate of -10 to the 64th power, the medical field may have the ability to detect a change in the amount of carbon dioxide in the blood. This may help patients with a family history or high risk of heart attack or stroke to possibly know if they have a serious medical condition. For example, a person might be able to rub some gel on their wrist once a month. This gel would consist of a form of R-Tec Technologies, Inc.'s product and dimethyl sulfoxide, a substance that carries medicine into the body. If the blood flowing through the arteries has a higher than normal level of carbon dioxide, which is indicative of a restriction of blood flow and oxygen, the gel would turn from one color to another, possibly warning the individual that they may be within weeks of suffering a stroke or heart attack. This pre-warning system will allow a person to seek medical attention and relieve the arterial restriction before suffering the damage caused by a heart attack or stroke. Since smog does not affect a person's arterial blood gas level because the level of these gases is maintained internally, there is little likelihood of external factors affecting the potential product. The feasibity of this potential product cannot be assured.

         We also intend to research the feasibility of using a small strip across the top of wrapped chicken parts as a means of measuring freshness. This fine lined strip would be the color green, indicating the chicken is fresh. If this strip turns red, this would indicate that the chicken is diseased or tainted with salmonella. This would alert both the retailer and the consumer to the presence of a disease that might not have been detected without this safety strip.

         We intend to work with utility companies on the detection of SF6 gas. This gas is used as an insulator in transformers and takes the place of harmful PCP's. When these gases leak out of a transformer, they may cause the electricity passing through the gas to spark and cause an explosion. Currently, the only way the utility company can detect a leak is when the transformer blows up and it must be replaced at great cost to the utility and the consumer. R-Tec Technologies, Inc. proposes that when a transformer is assembled, the utility company place a strip of our paint around the top of the transformer so that utility workers will be able to easily detect a change in the color of a transformer hanging on a utility pole, if a leak occurs.

Los Alamos National Laboratory

         Los Alamos National Laboratory, developers of the atomic weapons program, has requested a sample of our leak detection products. R-Tec Technologies, Inc. intends to explore the possibility of using its technology for the carbon dioxide experimental facility at Los Alamos.

The Industry

         Presently, there are three major methods used to detect gas leaks. The oldest method is to coat suspected leak sites with a liquid, such as soap bubbles. Pressure from the escaping gas causes bubbles to form which confirms a leak at the site. Although inexpensive and generally applicable, this method lacks the ability to locate small leaks which over time can allow large volumes of gas to escape. The second major method is the use of electronic ionization detectors. Although more expensive than the pressure-based detection method, false results have been noted due to interaction with metallic pipes. However, electronic ionization detectors are limited to the specific gas they are designed to detect and are limited in their ability to find the smallest leaks. The third, and perhaps most effective currently available detection method, is the internal injection of liquid based dyes. The dye leaks through the opening and can be seen on the outside of the pipe. This method necessitates purchasing expensive equipment, hiring trained technicians, and purchasing costly dyes for each application. Recently, some hardware manufacturers have declared due to the invasive nature of these dyes, that their use may void the manufacturer's warranty. Our products are designed as an external coating which is noncorrosive and will not interfere with the operation of the pipe or equipment and we believe the manufacturer's warranties will not be affected. Moreover, none of the competitive methods provide any form of passive leak detection.

         R-Tec Technologies, Inc. believes that its technology is unique and provides it with a significant marketing opportunity. The benefits that would result from early detection of leaks in gas lines may be substantial. By specifically identifying the source of a gas leak and permitting the early detection of the escaping gas, our products may reduce environmental damage caused by leaks of gases, which are believed to cause ozone depletion and other environmental problems. In addition, by specifically indicating the location of a leak, our products may enable owners or operators to promptly and cost effectively repair the leak and reduce the gas replacement cost incurred as a result of leakage.

         There can be no assurance that R-Tec Technologies, Inc. will be able to successfully manufacture and profitably market its existing products or develop, manufacture and profitably market additional products. The risks of failure are high because we may find it more difficult than anticipated to reduce to commercial production the basic concepts contained in our patent. At present we do not have any commercial quantities of our products and have not yet attempted to produce these products in commercial amounts. There can be no assurance that the market will accept these products or that new competitive processes will not be developed. At this time, we are not aware of any products which are directly competitive to our products.

Employees

         R-Tec Technologies, Inc. currently has twelve full-time employees. Three employees are officers and directors, two are scientists, six are clerical, secretarial or accounting personnel and one is a consultant and director. Upon successful completion of this offering, assuming all the shares are sold, we plan to hire approximately thirty to fifty additional full-time employees. If the minimum is sold, we expect to retain at least nine of the present employees and hire approximately ten additional personnel.

Facilities

         R-Tec Technologies, Inc.'s executive offices are located at 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820. Our rent is $2,000.00 a month under a lease which expires on October 30, 2000. We also have an office at 499 Van Brunt Street, Suite 4B, Brooklyn, New York 11231. Our rent for that space is $1,000.00 a month under a lease which expires on October 23, 1999.

         Management believes that R-Tec Technologies, Inc.'s existing offices are unsuitable and inadequate for their future needs. We hope, following the successful completion of this offering, to purchase a building which will contain our offices, warehouse, research and development laboratory, and manufacturing operation at one location. We expect we will need a 50,000 to 75,000 square foot facility. If we leased such facility, the expected annual lease cost may be estimated at $125,000.00-$200,000.00.

Patent Licensing & Marketing Agreements

         On November 2, 1998 Muriel Kaiser assigned all right, title and interest together with all rights of priority in U.S. patent #5783110, issued July 21, 1998, based on Serial No. 08/837355 filed April 17, 1997 to R-Tect, Inc. This assignment has been filed with the U.S. Patent and Trademark office. 6 This patent covers the proprietary technology that is the basis of our business.

         Due to a clerical error this assignment was erroneously made to a company named "R-Tec, Inc." We have taken all steps recommended by the U.S. Patent Office to correct this typographical error as well as additional steps which we believe are prudent. On March 30, 1999 Muriel Kaiser executed a new assignment to R-Tec Technologies, Inc. to correct the error.

         R-Tect, Inc. is a New York corporation presently owned by Nancy Vitolo, Philip Lacqua and Marc M. Scola, who are also officers and directors of R-Tec Technologies, Inc. R-Tect, Inc. has no assets or employees and is dormant. We expect R-Tect, Inc. will be dissolved at the end of December 1999.

         As of December 1, 1998 R-Tec Technologies, Inc. executed a Promissory Note to Nancy Vitolo and Muriel Kaiser in consideration for the U.S. Patent assigned to R- Tec Technologies, Inc. The Note provides for the payment of $425,000 plus two (2%) percent of R-Tec Technologies, Inc.'s net profits for a three year period from the commencement of operations. The initial payment of $425,000 is payable within thirty (30) days after the completion of this offering. If R-Tec Technologies, Inc. does not have any net profit in any of the first three years, then no additional payments are due under the Promissory Note.

The following is a brief abstract of the U.S. Patent which was filed in 96 countries around the world.


         5783110: Composition for the detection of electrophilic gases and methods of use thereof.

   ------------------------------------------------------

   INVENTORS: Verdicchio, Robert J., Succasunna, N.J.
              Kaiser, Stewart R., Hackenttstown, N.J.
              Walsh, Shawn, Branchburg, N.J.

         ASSIGNEES: R-Tect, Inc., ISSUED: July 21, 1998 FILED: April 17, 1997 SERIAL NUMBER: 08/837355 MAINT. STATUS: INTL. CLASS (Ed. 6): BO1J 13/00; GO1M 3/20 U.S. CLASS: 252/315.1; 252/189; 252/964; 64/125; 73/40; 73/40.7; FIELD OF
SEARCH: 252/68; 194, 184, 252/189, 192, 315.1, 315.2, 315.3, 960, 961, 963, 964;
62/125; 73/40, 40.7;

         ABSTRACT:  There is  provided a  composition  for the  detection  of an electrophilic gas, such as chlorodifluoromethane or carbon dioxide, which comprises a Lewis base capable of removing a proton from the gas or reacting therewith in a similar electrophilic manner; a dye capable of visibly indicating a color change on protonation or deprotonation; a solvent for the dye, the base and the gas; and a rheology modifier capable of producing a non-newtonian gel of all of these components which is sufficiently translucent to permit visual detection of change of color of the dye and of sufficient pseudoplasticity/thixotropy to provide adhesion to vertical and horizontal surfaces.

         There can be no assurance that any of our future patent applications will be granted, that any current or future patent or patent application will provide significant protection for our products or technology, be of commercial benefit or that the validity of such patents or patent applications will not be challenged. Moreover, there can be no assurance that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes. See "RISK FACTORS."

Governmental Regulations And Industrial Standards

         R-Tec Technologies, Inc.'s products will be subject to numerous governmental regulations designed to protect the health and safety of consumers and the environment.

         We believe, based on the opinion of our consultant who is also a director, that our products presently comply with all applicable material governmental health and safety regulations and standards. However, there can be no assurance that our products will comply with all applicable regulations and standards in the future. Because the future scope of these and other regulations and standards cannot be predicted, there can be no assurance that we will be able to comply with all future regulations or industry standards. Non-compliance could result in governmental restrictions on sales or reductions in customer acceptance of our products. Compliance may also require significant product modifications, which may result in increased costs and impaired product performance.


2000


         We do not expect any Year 2000 issues to affect the development of our products. No software programs we intend to use will be written with code that would cause a Year 2000 problem. The only uncertainties that could or could not develop, of which R-Tec Technologies, Inc. cannot give any assurances, would be if suppliers, distributors and manufacturers of our products would be unable to resolve any Year 2000 issues that adversely affect their operations. If this were the case, it could cause delays in the development, production and sale of our products, which would have a material adverse effect on the continued development and growth of our business.

         We have taken any steps to determine if Anscott, the principal supplier of raw materials for our products, is Year 2000 ready, but we have not yet received an answer from Anscott on this issue. In the event Anscott is not Year 2000 compliant, we will explore engaging another company to provide raw materials.

                                Management And Affiliates

Directors, Executive Officers And Key Employees

         The names, addresses, ages and respective positions of the current directors and officers of R-Tec Technologies, Inc. are as follows:


Name                                     Age         Position
-----                                   ----         --------
Philip Lacqua                            50          President, Treasurer and
1127 83rd Street                                     a Director
Brooklyn, New York  11228


Nancy Vitolo                             36          Vice President, Secretary
290 Green Road                                       and a Director
Sparta, New Jersey  07871


Marc M. Scola                            32          Vice President, General
61 Mallard Drive                                     Counsel and a Director
Allamuchy, New Jersey  07820


Damon E. Palmer                          35          Director
8380 SW 39 Court
Davie, Florida  33328

Shawn P. Walsh                           24          Director
538 Wren Way
Branchburg, New Jersey  08876

         Each director is elected for a period of one year and serves until his successor is elected by our shareholders.

Biographies

         Philip Lacqua, age 50, will serve as the President, Treasurer and as a director of R-Tec Technologies, Inc. His duties will include responsibility for the overall management of R-Tec Technologies, Inc. and sales.

         Mr. Lacqua was awarded a Bachelor of Science degree from Central University of Iowa in 1970 with a major in Political Science.

         Since 1970, Mr. Lacqua has served as President and Vice-President for various companies. In 1971, Mr. Lacqua started Container Maintenance Corp., which was in the business of repairing ocean-going containers, trailers and chassis. At the same time he started CMC Haulage, Inc., which provided for interstate and intrastate trucking. In 1973, Mr. Lacqua merged his companies with others and formed Marine Repair Services, Inc. He assumed the title of Vice-President of Sales. Marine Repair was primarily in the business of repairing containers, trailers and chassis in the New York area. In December, 1977, Mr. Lacqua sold his interests in CMC Haulage and Marine Repair.

         In February, 1978, Mr. Lacqua formed Eastern Industrial Supply Corp., a ship supply company. Mr. Lacqua then formed Marine Technical Services, Inc., and served as a Director and President, overseeing all aspects of that company. Marine Technical specialized in sales to the Far East, the Middle East and Europe. In June, 1998, Mr. Lacqua resigned as an officer and director of Marine Technical Service, Inc. to devote all of his attention to R-Tec Technologies, Inc. Mr. Lacqua commenced work for R-Tec Technologies, Inc. in May 1996, prior to its incorporation.

         Nancy Vitolo, age 36, will serve as a Vice-President, Secretary and as a Director of R-Tec Technologies, Inc. As such her duties will include public relations. Ms. Vitolo was elected Secretary of Garden State Heating and Air Conditioning Corporation in July of 1994. Garden State became one of the top 50 Bryant/Carrier Dealers in gross sales in the continental U.S. and Canada. Ms. Vitolo was also a sales representative for Yves Saint Laurent for the ten years prior to her association with Garden State.

         In 1995, Ms. Vitolo began a research project to open a laboratory and hire scientists to research the viability of a paint which could detect and neutralize harmful gases. The research project was intended to determine the feasibility of creating a better method for detecting minute gas leaks. A laboratory was leased in Warren County, New Jersey and chemists and other scientists were engaged to perform research in this area and conduct experiments. This project was the basis of R- Tec Technologies, Inc. Ms. Vitolo has since managed and overseen the development of R-Tec Technologies, Inc. with the help of corporate and patent attorneys, business personnel, financial advisors and scientists since May 1996, prior to its incorporation.

         Marc M. Scola, age 32, will serve as a Vice-President, General Counsel and a Director of R-Tec Technologies, Inc. His duties will include preparing and negotiating R-Tec Technologies, Inc.'s license agreements, contracts, and various other legal and corporate matters. Mr. Scola was an attorney in private law practice for six (6) years.

         Mr. Scola was awarded a Bachelor of Arts degree from Seton Hall University in South Orange, New Jersey in 1988. He then was awarded his Juris Doctorate ( J.D.) degree by Texas Southern University School of Law in Houston, Texas in 1992. Mr. Scola obtained a Graduate Law Degree (L.L.M.) in Taxation from Temple University School of Law in Philadelphia, Pennsylvania in 1996.

         Mr. Scola began his law practice as a solo practitoner in 1993 with the Law Firm of Marc M. Scola, Esq., P.C. located in Florham Park, New Jersey. In January of 1996, Mr. Scola joined the Law Firm of Scola & Walterschied, P.C., a two-attorney firm, located in Roseland, New Jersey, as a partner. In 1997, Mr. Scola continued in solo practice with Marc M. Scola, Esq., P.C., in Allamuchy, New Jersey. Since May 1996, Mr. Scola has been working on the R-Tec Technologies, Inc. project.

         Mr. Scola, served as counsel to a wide variety of businesses, including construction companies, physician practices, manufacturing operations, and computer consulting firms. Mr. Scola has been involved in the review, negotiation, financing, employment issues, and restructuring of the business entities. He also had experience in the preparation of shareholder, partnership and limited liability company, stock option, employment, leasing and other types of commercial agreements.

         Damon E. Palmer, age 35, was elected to serve as a director of R-Tec Technologies, Inc. on April 14, 1999 and he is also a member of the Compensation and Audit Committees of the Board. Mr. Palmer is Vice President and Chief Financial Officer of Trinity Industrial Services, a computer consulting company, since 1998. From 1996 until 1998 he was Controller of Marine Technical Services, which was formed by Mr. Lacqua. Between 1994 and 1996 he was an office administrator for Edward Jones, C.P.A. From 1989 until 1994 he was a manager of a branch of the Glidden Company, which engaged in the business of manufacturing and selling paint products.

         Shawn P. Walsh, age 24, was elected to serve as a director on April 14, 1999. He graduated from John Hopkins University in Baltimore, Maryland in 1996 with a Bachelor of Science degree in Chemistry. He worked for R.W. Johnson Pharmaceautical Research Institute in Raritan, New Jersey from December 1996 to March 1999 as a scientist.

         R-Tec Technologies, Inc. has a one year consulting Agreement with Mr. Walsh which terminates on January 1, 2000. Mr. Walsh has been engaged to perform consulting services regarding scientific experiments and research on reactive paints. R-Tec Technologies, Inc. is to pay Mr. Walsh $1,000.00 per month for a total of $12,000.00 plus all reasonable out of pocket expenses.

Key Employees And Consultants

         The following biographical information relates to our consultants:

Name                                                 Position
-----                                                ---------
Stewart R. Kaiser                           Consultant
Shawn P. Walsh                              Scientific Consultant, Director
Robert J. Verdicchio                        Scientific Consultant

         Stewart R. Kaiser, age 32, is a graduate of Union County Technical College in Scotch Plains, New Jersey. He received a degree in the Heating, Ventilation and Air Conditioning Mechanical Program. Mr. Kaiser was the technical manager of Garden State Air Conditioning and Heating from 1991 to 1994. Mr. Kaiser was one of three inventors of our patented proprietary technology which has been assigned to R-Tec Technologies, Inc. Mr. Kaiser is the husband of Nancy Vitolo, and the son of Muriel Kaiser. Mr. Kaiser has no ownership rights to the patent. On November 4, 1998, Mr. Kaiser filed for Chapter 7 Bankruptcy protection in the United States Bankruptcy Court, District of New Jersey. On December 16, 1998, Mr. Kaiser moved to voluntarily withdraw his Bankruptcy Petition. On or before December 16, 1998, Mr. Kaiser's motion was granted and the Bankruptcy Petition was dismissed.

         R-Tec Technologies, Inc. has a one year Consulting Agreement with Stewart R. Kaiser, which terminates on January 1, 2000. Mr. Kaiser has been engaged to perform consulting services regarding scientific experiments and research on reactive paints. R-Tec Technologies, Inc. is to pay Mr. Kaiser $1,000.00 per month for a total of $12,000.00 plus all reasonable out of pocket expenses.

         Shawn P. Walsh, age 24, is a director of R-Technologies, Inc. since April 14, 1999. See "Directors, Executive Officers and Key Employees - Biographies" for a description of his background.

         Robert J. Verdicchio, age 65, is employed by Verdi Enterprises, Inc. of Succasunna, New Jersey, of which he is the principal owner. He has worked for R-Tec Technologies, Inc. as a consultant since July 1996. Prior to his employment at Verdi, he was employed by Johnson and Johnson Consumer Products in Skillman, New Jersey since 1973. He received a Ph.D in Metaphysical Science in 1994 from the University of Metaphysics in Los Angeles, California, a Master of Science degree in 1990 from Fairleigh Dickinson University, and a Bachelor of Science degree in Organic Chemistry in 1962 from Rutgers University. He was one of three inventors of the patented proprietary technology which has been assigned R-Tec Technologies, Inc. Mr. Verdicchio has no ownership rights to the patent. R- Tec Technologies, Inc. has not entered into an employment or written consulting agreement with Dr. Verdicchio.

Executive Compensation

         R-Tec Technologies, Inc. was only recently incorporated, and has not paid any compensation to its executive officers and directors. R-Tec Technologies, Inc. has entered into employment agreements dated April 4, 1999 with Marc M. Scola, Nancy Vitolo and Philip Lacqua, its officers and directors. The agreement with Mr. Scola provides for the payment of $330,000.00 plus bonus per year retroactive from January 1, 1999 for a five year term and will commence upon the sale of the minimum number of shares. Mr. Scola is employed as Vice-President, director and General Counsel of R-Tec Technologies, Inc.

         The employment agreement with Ms. Vitolo provides for the payment of $330,000.00 plus bonus per year retroactive from January 1, 1999 for a five year term and will also commence upon the sale of the minimum number of shares. Ms. Vitolo is employed as Vice-President, Secretary and director of R-Tec Technologies, Inc.

         The employment agreement with Mr. Lacqua provides for the payment of $330,000.00 plus bonus per year retroactive from January 1, 1999 for a five year term and will commence upon sale of the minimum number of shares. Mr. Lacqua is employed as President, Treasurer and director of R-Tec Technologies, Inc.

         In addition, R-Tec Technologies, Inc. established a Stock Option Plan on April 15, 1999 which provides that all regular full-time employees and key executives may be issued options to purchase a total of up to one million shares of our common stock at a price not less than 100% of the fair market value of the shares on the date the option is granted. The plan is to be administrated by the Stock Option and Compensation Committee of the Board of Directors, consisting of at least two disinterested directors. On April 14, 1999 the Board formed a Compensation Committee which consists of a total three directors with two disinterested directors. We also intend to implement a Pension Plan in the near future.

         All of our officers are also directors of R-Tec Technologies, Inc. and are, therefore, not independent. No independent person has reviewed the employment agreements. However, since April 14, 1999 the Board of R-Tec Technologies, Inc. includes two disinterested directors who are members of the Compensation and Audit Committees.

         R-Tec Technologies, Inc. signed a Promissory Note to Columbia Trading Corporation for $101,500.00 as reimbursement for secretaries, legal fees, postage, travel, office lease, electric, telephone, gas and utilities, etc., of R-Tec Technologies, Inc.'s New York office for the thirty month period prior to incorporation. Columbia Trading is owned by Mr. Lacqua. The Note dated April 22, 1999 provided for the payment of $101,500.00 of within 30 days of completion of the offering and it carries a 6% interest rate per annum.

         A Promissory Note to Mr. Scola for $37,500.00 was provided by R-Tec Technologies, Inc. as reimbursement for secretarial staff, postage, travel, office lease, electric, gas and utilities, etc., for a twelve month period prior to incorporation for R-Tec Technologies, Inc.'s New Jersey office. Within 30 days of completion of this offering this Note is payable. The Note has 6% interest rate per annum. R-Tec Technologies, Inc. has also signed a Promissory Note payable to Mr. Scola for $14,920.11 as reimbursement for legal fees and miscellaneous business expenses associated with this offering. This Note is payable within 30 days of completion of this offering and has a 6% interest rate per annum.

         A Promissory Note for $31,000.00 was provided to Ms. Vitolo for legal fees and miscellaneous business expenses incurred by her in connection with this offering. This Note has an interest rate of 6% annum and is payable within 30 days of completion of this offering.


         If R-Tec Technologies, Inc. sells the maximum amount of shares, $5,485,000.00 represents an estimate of the total employee compensation for 24 to 60 months, including salaries for its officers and staff. The consulting agreements in effect do not cover full-time employment by these consultants, which must be negotiated at the appropriate time in the future.


                             Principal Shareholders

         The following table presents the shares of common stock of R-Tec Technologies, Inc. owned of record or beneficially by each person known to own more than 5% of R-Tec Technologies, Inc.'s common stock, and the name and shareholdings of each officer and director and all officers and directors as a group. Each of our officers also serves as a director of R-Tec Technologies, Inc.

Principal Stockholder's        Number of       Percent Prior       Percent
Name and Addresses             Shares Owned     to Offering      Post-Offering
-----------------------        ------------    -------------     ----------
Philip Lacqua                    5,000,000        33 1/3%           26.66%
1127 83rd Street
Brooklyn, New York  11228

Nancy Vitolo                     5,000,000        33 1/3%           26.66%
290 Green Road
Sparta, New Jersey  07871

Marc M. Scola                    5,000,000        33 1/3%           26.66%
61 Mallard Drive
Allamuchy, New Jersey  07820


All Officers and
Directors as a Group            15,000,000           100%              80%




                 Certain Relationships and Related Transactions

         The 15,000,000 presently outstanding shares of our common stock were purchased by the founders of R-Tec Technologies, Inc. for a total of $578,923. See "Principal Shareholders."

         The patent covering R-Tec Technologies, Inc.'s proprietary technology was assigned to us by Muriel Kaiser. Ms. Kaiser is the mother of Stewart Kaiser and Nancy Vitolo's mother-in-law. Ms. Vitolo is the wife of Stewart Kaiser. In consideration for the patent, we executed a Promissory Note in favor of Nancy Vitolo and Muriel Kaiser. Pursuant to the Promissory Note, R-Tec Technologies, Inc. was obligated to pay $425,000 payable in full within thirty (30) days of the completion of this offering and two percent (2%) of the net profits for a three period. If we are not profitable during this three year period, no additional money is owed. In the event the offering is unsuccessful and the minimum is not sold, R-Tec Technologies, Inc. will seek alternative financing sources. If those efforts are not successful, R-Tec Technologies, Inc. will assign the patent back to Ms. Kaiser.

         R-Tec Technologies, Inc. also executed an agreement in favor of Philip Lacqua, Nancy Vitolo and Marc M. Scola under which R-Tec Technologies, Inc. agreed to reimburse Mr. Lacqua, Ms. Vitolo and Mr. Scola for all expenses advanced by such individuals prior to and after the date of R-Tec Technologies, Inc.'s incorporation. Such expenses include, but are not limited to, attorneys' fees, accountant fees, office leases, advertising, travel, and general expenses of this offering. Expenses prior to December 31, 1998 are incorporated into the four Promissory Notes described below.

         R-Tec Technologies, Inc. issued four Promissory Notes totaling $184,920.11 to Nancy Vitolo, Marc M. Scola and Columbia Trading, Inc. Columbia Trading, Inc. is a New York Corporation and Mr. Lacqua is its sole shareholder. These Promissory Notes represent reimbursement of fees and expenses incurred in connection with efforts to take R-Tec Technologies, Inc. public and administrative expenses of R-Tec Technologies, Inc. prior to December 31, 1998. All of these Promissory Notes carry an interest rate of six percent per annum.

         R-Tec Technologies, Inc. presently has two independent directors. The transactions noted above were ratified by these independent directors who do not have an interest in the transactions. Any future transactions undertaken by R-Tec Technologies, Inc. with its officers, directors or 5% shareholders will be on terms no less favorable to R-Tec Technologies, Inc. than could be obtained from unaffiliated parties.

Indemnification

         R-Tec Technologies, Inc.'s Articles of Incorporation, as amended, provide that, to the extent not inconsistent with applicable law, R-Tec Technologies, Inc. shall indemnify and hold harmless its officers, directors, employees and agents from liability and reasonable expense from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent. We expect to obtain an insurance liability policy for this purpose at a cost of approximately $75,000 - $150,000.

            Disclosure Of Commission Position On Indemnification For
                           Securities Act Liabilities

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of R-Tec Technologies, Inc. pursuant to the foregoing provisions, or otherwise, R-Tec Technologies, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that any claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, R-Tec Technologies, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the Court of such issue.

                      Organization Within Last Five Years

         R-Tec Technologies, Inc. is a development stage company and has no operating history. As soon as the money from this offering is made available, R-Tec Technologies, Inc. expects to make all arrangements necessary so that it can commence commericial operations in 1999.

                            Description of Securities

         The following statements summarize detailed provisions of R-Tec Technologies, Inc.'s Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request. See "Where You Can Find Additional Information."

Authorized Capital

         Our authorized capital stock consists of 50,000,000 shares of .00001 par value common stock. We have outstanding 15,000,000 shares of s common stock, all of which are validly issued, fully paid and non-assessable.

Common Stock


         The shares being offered are shares of common stock. Currently, there are no markets for the common stock and there can be no assurance there will ever be a public market in the future.


         R-Tec Technologies, Inc. is presently authorized to issue 50,000,000 shares of .00001 par value common stock. There are 15,000,000 shares issued and outstanding, and a maximum of 3,750,000 shares are for sale in this offering.

         The shares of common stock being sold will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.


         The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when as and if declared by the Board of Directors from funds which are legally available. R-Tec Technologies, Inc. has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities of R-Tec Technologies, Inc. Upon liquidation, dissolution or winding up of R-Tec Technologies, Inc., and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors.

Preferred Stock

         R-Tec Technologies, Inc. is currently authorized to issue shares of Preferred Stock. Accordingly, the Board of Directors could authorize and the issuance of shares of Preferred Stock. Preferred Stock may, if and when issued, have rights superior to those of the common stock offered hereby. The Board of Directors may approve the issuance of Preferred Stock without a vote by shareholders and conversion rights may adversely affect the voting power of holders of common stock.

Transfer Agent

         The Bank of New York, Inc., 1 Wall Street, New York, New York 10286, is the Transfer Agent and Registrar for our common stock.

Escrow Agent

         The Bank of New York, Inc., 1 Wall Street, New York, New York 10286 is the Escrow Agent for subscriptions until the minimum number of shares is sold.

Dividend Policy

         We have not paid any dividends on common stock to date and we do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of our business.


Shares Eligible for Future Sale.

         Upon the consummation of this offering at the maximum, we will have 18,750,000 shares of common stock outstanding. Of these shares, the 3,750,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of R-Tec Technologies, Inc., in general, a person who has a control relationship with R-Tec Technologies, Inc. , which will be subject to limitations of Rule 144 promulgated by the Commission under the Securities Act. All of the remaining 15,000,000 shares are deemed to be restricted securities, as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private transactions not involving a public offering. All of such shares are not eligible for sale under Rule 144 until December 4, 1999 at which time they will have been held longer than one year.

                              Plan Of Distribution

         R-Tec Technologies, Inc., is offering a minimum of 625,000 shares and a maximum of 3,750,000 shares of common stock through it officers and directors on a "best-efforts" basis. Until the minimum number of shares are fully subscribed, all subscription payments will be deposited into an escrow account at the Bank of New York. If less than the minimum number of shares are subscribed within three months after the effective date of this prospectus or within six months after the effective date if we elect to exercise the option to obtain an extension of the offering period, all proceeds will be promptly refunded in full, without interest, and without any deduction of expenses. Upon sale of the minimum number of shares, the escrow will be terminated and subscriptions will go directly to R-Tec Technologies, Inc. This offering will end on the earlier of the following:

         (1) three months from the effective date of this prospectus if the minimum number of shares are not sold and fully paid for, or within six months from the effective date if we elect to exercise the option to obtain this extension,

         (2) the sale of the 3,750,000 shares,

         (3) twelve months after the effective date of this prospectus or the date on which R-Tec Technologies, Inc. decides to close the offering, which will not exceed twelve months from the effective date of this prospectus.

         The offering will be managed by R-Tec Technologies, Inc. without any underwriter. Our officers and directors will receive no sales commissions or other compensation, except for reimbursement of expenses actually incurred for such activities. In connection with their efforts, they will rely on the safe harbor provisions the Securities and Exchange Act of 1934. Generally speaking, this rule provides an exemption from the broker/dealer registration requirements of the 1934 Act for associated persons of an issuer. Our officers and directors will use their best efforts to find purchasers for the shares.

         Investors should be aware that while this offering is being conducted through our officers and directors. R-Tec Technologies, Inc. retains the right to utilize the services of broker/dealers who are members of the National Association of Securities Dealers, Inc. We reserve the right to pay commissions for sales made by broker/dealers in an amount not to exceed 10% of the sales price. Before the involvement of any broker/dealers in the offering, R-Tec Technologies, Inc. must obtain a no objection position from the NASD for any compensation arrangements. Any broker/dealers that sell securities in this offering may be deemed an underwriter as defined in Section 2(11) of the Securities Act. R-Tec Technologies, Inc. will amend the prospectus and the registration statement of which it is a part to identify any selected broker/dealers at such time as such broker/dealers sells 5% or more of the offering.

         R-Tec Technologies, Inc. has not made any efforts to retain an underwriter. We believe that we can sell our stock without utilizing an underwriter and thus, maximize the net proceeds to fund our business plan.

Penny Stock Rules

         Broker/dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

         Since R-Tec Technologies, Inc. is offering the shares without the participation of an underwriter, the offering price has not been determined by negotiation with an underwriter, as is customary in most offerings, and instead has been set arbitrarily by R-Tec Technologies, Inc. Investors are therefore subject to an increased risk that the price of the shares which have been arrived at arbitrarily is not an indication of value or net worth.

                                  Legal Matters

         To the knowledge of management there is no material litigation pending or threatened against R-Tec Technologies, Inc. Legal counsel for R-Tec Technologies, Inc. in connection with this offering is Sirota & Sirota LLP, 747 Third Avenue, New York, New York 10017.

                                     Experts

         The financial statements of R-Tec Technologies, Inc. as of December 31, 1998, included in this prospectus have been audited by Jurewicz and Duca, CPA's, P.C., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                    How To Invest In R-Tec Technologies, Inc.

         If you want to purchase shares of R-Tec Technologies, Inc. in this offering please fill in the information requested below and return with a check payable to "Bank of New York, Escrow, R- Tec Technologies, Inc." The account #301472 should be placed in the margin of the check. If you wish to have the shares issued in "street name", in the name of the brokerage firm where you have an account, please complete the bottom portion of the form. If you are a resident of a state where we are not authorized to sell stock, your subscription will be rejected and returned to you in full, without interest or deduction.

                         COMMON STOCK PURCHASE AGREEMENT

To:      R-Tec Technologies, Inc., Escrow, P.O. Box 282, Allamuchy,
         New Jersey 07820

         Please issue shares of R-Tec Technologies, Inc.'s common stock in the amount(s) and name(s) shown below. My signature acknowledges that I have received and had an opportunity to read the Prospectus by which the shares are offered, that I am purchasing for investment, that I am capable of evaluating the merits and risks of the prospective investment, because my knowledge and experience in financial and business matters and that the amount of my investment is not more than 10% of my net worth.



Signature________________________                             Date_____________


Enclosed is payment for ____________ shares, at $8.00 per share, totaling $_______________. Please make payable to "Bank of New York, Escrow, R-Tec Technologies, Inc.," and indicate account #301472 in the margin of check.


Minimum Investment is $504.00 (63 shares)

Register the shares in the following name(s) and amount(s):

         Name                                                 Number of Shares

A)____________________________                                __________________

B)____________________________                                __________________

C)____________________________                                __________________


As (Circle One):

Individual                 Joint Tenants                      Trust
Tenants in Common          Corporation                        Other

Name:________________________

Mailing Address:_____________________________

City:________________       State:_______________        Zip Code:_____

Telephone No.,___________    Business:____________       Home:_________________

Social Security or Taxpayer ID Number:_______________________

If you would like your stock to be transferred to your Brokerage Account complete this section. (Complete only if shares will be in the name of the Brokerage Firm)


         Name on Account:___________________________________________

         Name of Brokerage Firm:____________________________________

         Mailing Address of Brokerage Firm:_________________________

         City:___________     State:_____________    Zip Code:______

         Telephone Nubmer of Broker:________________________________

Social Security Nuber or Taxpayer I.D. Nubmer:__________________

Broker Account Number:__________________________________________

         Please  make  checks   payable  to  "Bank  of  N.Y.,   Escrow,   R-Tec,
         Technologies, Inc." and indicate account #301472 in the margin of check.

        ================================================================

        PLEASE ATTACH ANY SPECIAL MAILING INSTRUCTIONS OTHER THAN SHOWN
          ABOVE. YOU WILL BE MAILED A SIGNED COPY OF THIS AGREEMENT TO
                            RETAIN FOR YOUR RECORDS.

        ----------------------------------------------------------------


SUBSCRIPTION ACCEPTED BY R-TEC TECHNOLOGIES, INC.:


____________________________________                        Dated_____________
Marc M. Scola, Esq.
V.P. & General Counsl



MAIL TO: R-Tec Technologies, Inc. Escrow, P.O. Box 282,
         Allamuchy, New Jersey  07820

                                 JUREWICZ & DUCA
                       Certified Public Accountants, P.C.
                              666 OLD COUNTRY ROAD
                           GARDEN CITY, NEW YORK 11530


                                                         Telephone 516.227.6660
JOSEPH P. JUREWICZ                                                 203.426.9800
MICHAEL A. DUCA                                          Facsimile 516.227.1126





To the Board of Directors and Shareholders of R-Tec Technologies, Inc.


We have audited the accompanying balance sheet of R-Tec Technologies, Inc. (a corporation) as of December 31, 1998, and the related statement of operations, stockholders' equity and cash flows for the period from inception, October 22, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R-Tec Technologies, Inc. as of December 31, 1998, and the results of its operations and its cash flows from October 22, 1998 (inception), to December 31, 1998 in conformity with generally accepted accounting principles.



Garden City, New York
January 7, 1999

                            R-TEC TECHNOLOGIES, INC.
                                  BALANCE SHEET
                        (A DEVELOPMENT STAGE CORPORATION)
                                DECEMBER 31, 1998

                                     ASSETS



Current Assets
         Cash                                        $   36,353
                                                      ---------
           Total Current Assets                                     $   36,353

Intangible Assets

         Patent                                      $  850,000
                                                      ---------
           Total Intangible Assets                                     850,000

Other Assets
         Rent Security                                    1,000
                                                       --------
           Total Other Assets                                            1,000

             Total Assets                                           $  887,353
                                                                    ==========


                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities
         Note Payable-Patent Acquisition              $  425,000
         Loan Payable-Shareholders                       184,920
                                                       ---------
           Total Liabilities                                        $  609,920

Shareholders' Equity
         Common Stock, 50,000,000 shares
           authorized, .00001 par value,
           15,000,000 shares issued
           and outstanding                               578,923

         Retained Deficit                               (301,490)

           Total Shareholders' Equity                                  277,433
                                                                    ----------

             Total Liabilities and
                Shareholders' Deficit                               $  887,353
                                                                    ==========


   The accompanying notes are an integral part of these financial statement.

                            R-TEC TECHNOLOGIES, INC.
                             STATEMENT OF OPERATIONS
         FOR THE PERIOD OCTOBER 22, 1998 INCEPTION TO DECEMBER 31, 1998






Expenses:
         Organizational Costs               $ 288,068
         Office Supplies and Printing       $   7,587
         Professional Fees                        789
         Travel                                 2,504
         Telephone                              1,000
         Internet Service/Web Site              1,542
                                             --------
           Total Expenses                                        $301,490
                                                                 --------

Net Loss                                                        ($301,490)

Retained Earnings,
  beginning of period                                                  -0-
 Retained Deficit
  end of period                                                 ($301,490)
Earnings (Loss) Per Share                                           ( .02)
                                                                =========









   The accompanying notes are an integral part of these financial statement.

                            R-TEC TECHNOLOGIES, INC.
                             STATEMENT OF CASH FLOWS
               FOR THE PERIOD OCTOBER 22, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
         Net Loss                                $ (301,490)
                                                  ----------

Net Cash Used by Operating
          Activities                                              $  (301,490)


CASH FLOWS FROM FINANCING ACTIVITIES
         Patent                                     (850,000)
         Security Deposit                             (1,000)
         Shareholder's Loans                         184,920
         Note Payable-Patent Acquisition             425,000

Net Cash Provided by Financing
         Activities                                                  (241,080)

CASH FLOW FROM INVESTING ACTIVITIES
         Stock Purchase                              578,923
                                                  ----------
Net Cash Provided by Investing
         Activities                                                   578,923
                                                                    ---------

Net Increase in Cash                                                   36,353

Cash at Beginning of Period                                                -0-

Cash at End of Period                                               $  36,353
                                                                    =========









    The accompanying notes are an integral part of the financial statements.

                            R-TEC TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


                  A)  Nature of Business
                  R-Tec Technologies, Inc. is a research and development company which has recently obtained a patent on the detection of electrophilic gases and uses there of. R- Tec Technologies, Inc. will be involved in research to ascertain the application of this technology in different industries. The Company will produce this product in consumer form as a paint. This product will be available to the general public for use in detecting harmful gases in their homes and businesses such as freon, natural gas and other gases.


                  B)  Estimates
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


NOTE 2 - PATENT

                  The Company has obtained a patent which is valued at the patent's development cost. The Company did not incur expenses related to the patent's development. The patent's development costs were incurred by the patent's original owners. One half of the patent was sold to the Company and the other half was contributed to the Company in exchange for common stock.

NOTE 3 -LEASES

                  The Company leases two office facilities under operating leases. The Brooklyn lease is a one year lease with a monthly rental of $1,000, with one month security. The lease for the New Jersey office is a two year lease with a monthly rent f $2000 and no security. The details of these obligations are as follows:


                              Years Ending
                           -----------------
                           December 31, 1999         $34,000
                           December 31, 2000          20,000
                           December 31, 2001              -0-
                                                     -------
                                                     $54,000
                                                     =======

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE  4 -  NOTES PAYABLE - PATENT ACQUISITION

                  The Comopany has signed a promissory note, dated April 14, 1999, for the acquisition of a patent. The note is for four hundred twenty five thousand dollars ($425,000.00) payable within thirty days of the completion of the Initial Public Offering.

                  If the Company's Initial Public Offering is not completed, alternative financing will be sought. If alternative financing is not obtained, the patent will remain with the original owners.

NOTE 5 -  PROMISSORY NOTES/LOANS PAYABLE-SHAREHOLDERS

                  The Corporation entered into promissory notes totalling $184,920 with the three organizing shareholders, and a company wholly owned by one of the organizing shareholders, to reimburse them for their efforts and expenses incurred toward the company prior to incorporation. The notes were signed April 22, 1999 and carry an interest rate of six percent per annum with the notes payable in full within 30 days of the completion of the funding of the initial public offering.

NOTE 6 -  SUBSEQUENT EVENT


                  The Company is attempting to raise capital by taking the Company public with an initial public offering. The Company expects to raise between $5,000,000 and $30,000,000.

                  There is no assurance the offering will be successful.

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of February __, 1999.



                                TABLE OF CONTENTS
                                                                Page

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . .       5

RISKS FACTORS . . . . . . . . . . . . . .. . . . . . . . .       8

         If We Sell Only The Minimum Number Of Shares,
         We May Not Be Able To Operate For More Than
         Twelve Months Without Revenue Or Additional Financing   8

         R-Tec Technologies, Inc. Is A Start-Up Company With
         Limited Operating History . . . . . . . . . . . . . .   8

         All Of Our Products Are New And May Not
         Be Commercially Feasible . . . . . . . . . . . . . .    8

         We Do Not Have Our Own Facilities At This Time
         To Produce Our Products And Our Office Space Is
         Inadequate For Future Needs . . . . . . . . . . . . .   9

         Shareholders May Be Unable To Sell Stock
         Since There Is No Active Market At Present . . . . .    9

         R-Tec Technologies, Inc.'s Business Is Dependent On
         Patent Protection Which Cannot Be Assured . . . . . .   9

         There Is A Risk That Our Products Will
         Not Work As Intended  . . . . . . . . . . . . . . . .   10

         Management Has Broad Discretion In The
         Use Of Proceeds Of This Offering  . . . . . . . . . .   10

         Present Stockholders Will Derive Greater Benefits
         If We Are Successful And Have Less Risk   . . . . . .   10

         R-Tec Technologies, Inc. May Have Numerous Larger
         And Better Financed Competitors . . . . . . . . . . .   11

         R-Tec Technologies, Inc.'s Products May Not
         Conform To Government Regulations . . . . . . . . . .   11

         Since R-Tec Technologies, Inc. Has No Underwriter,
         There Is A Greater Risk That No Market Will
         Develop For R-Tec Technologies, Inc. Stock. . . . . .   12

         The Offering Price Was Arbitrarily Determined
         By R-Tec Technologies, Inc. . . . . . . . . . . . . .   12

         We May Not Be Able To Obtain Or Maintain
         A Listing On The NASDAQ Small Cap Market
         Or The OTC Bulletin Board, So You May Not
         Be Able To Sell Your Shares Easily  . . . . . . . . .   13

         A  Portion  Of The  Offering  Proceeds  Will  Be Used
         To Beneift Our Officers, Directors And Related Parties  13

         There Is No Assurance That The Minimum Number
         Of Shares Will Be Sold  . . . . . . . . . . . . . . .   14

         Broker-Dealers May Be Unable To Sell Our Stock
         Because Of The Low Price  . . . . . . . . . . . . . .   14

         Additional Funding May Be Necessary and
         There Is No Assurance It Can Be Obtained  . . . . . .   14

         New Investors Will Experience A High Level
         Dilution  . . . . . . . . . . . . . . . . . . . . . .   15

         Future Sales Of Stock By Our Officers And
         Directors May Depress The Market Price  . . . . . . .   15

         We May Be Unable To Sell Stock In Some
         States Due To Blue Sky Regulations  . . . . . . . . .   15

         R-Tec Technologies, Inc. Does Not Intend To Pay
         Dividends So No Current Income From Your Stock
         Purchase Can Be Expected  . . . . . . . . . . . . . .   16

         Recent Developments . . . . . . . . . . . . . . . . .   16

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . .   16

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . .   17

SUMMARY OF FINANCIAL INFORMATION . . . . . . . . . . . . . . .   20

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . .   20

BUSINESS  . . . . . . . . . . . . . . .  . . . . . . . . . . .   22

MANAGEMENT AND AFFILIATES. . . . . . . . . . . . . . . . . . .   32

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .   37

CERTAIN RELATIONSHIPS
     AND RELATED TRANSACTIONS. . . . . . . . . . . . . . . . .   38

ORGANIZATION WITHIN LAST FIVE YEARS. . . . . . . . . . . . . .   40

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . .   40

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . .   43

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .   44

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . .   47



         Until __________, 1999, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. This prospectus should be read in its entirety by any prospective investor prior to his or her investment.





                            R-Tec Technologies, Inc.

                                3,750,000 Shares


                                   PROSPECTUS



                                 April __, 1999

   PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. Other Expenses of Issuance and Distribution*

         The following  table sets forth the estimated  costs and expenses to be
paid  by  the  Company  in  connection  with  the  Offering   described  in  the
Registration Statement.


   SEC registration fee                                        $  8,340.00
   Blue sky fees and expenses                                  $ 25,000.00
   Printing and shipping expenses                              $ 20,000.00
   Legal fees and expenses                                     $200,000.00
   Accounting fees and expenses                                $ 50,000.00
   Transfer and Escrow Expenses                                $ 45,000.00
   Advertising Expenses and Miscellaneous                      $151,660.00
           Total                                               $500,000.00

   * All expenses except SEC registration fee are estimated.


ITEM 14. Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation, Article Eight, provide that the company shall indemnify and hold harmless its directors, employees and agents from liability and reasonable expenses from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent.

         Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be provided to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities


         On November 26, 1998, Mr. Lacqua, Ms. Vitolo and Mr. Scola purchased a total of 15,000,000 shares for a total of $578,923.11 in conjunction with formation of R-Tec Technologies, Inc. As of this date, Mr. Lacqua owns 5,000,000 shares of restricted common stock of the Company, Ms. Vitolo owns 5,000,000 shares and Mr. Scola owns 5,000,000 shares.


ITEM 16. Exhibits and Financial Statement Schedules
     (a) Exhibits

EXHIBIT
NUMBER               DESCRIPTION
---------            -----------
1.0*                 Certificate of Incorporation dated October 21,
                     1998.

1.1* Amended and Restated Articles of Incorporation, dated November 24, 1998

1.2* Amended and Restated Articles of Incorporation, dated December 18, 1998

1.3+ Certificate of Amendment to the Certification of Incorporation of R-Tec Technologies, Inc., dated April 18, 1999

2.0*                 By-laws, dated November 4, 1998

3.0*                 Form of common stock certificate

4.0* Opinion and consent of counsel with respect to the legality of the shares being registered

5.0* Patent Assignment dated November 2, 1998 between Muriel Kaiser and R-Tec Technologies, Inc.

5.1+ Patent Assignment dated March 30, 1999 between Muriel Kaiser and R-Tec Technologies, Inc.

6.0+ Promissory Note dated April 14, 1999 between Nancy Vitolo, Muriel Kaiser and R-Tec Technologies, Inc.

7.0+ Promissory Note dated January 6, 1999 between Nancy Vitolo and R-Tec Technologies, Inc. for reimbursement of start up costs

7.1+ Promissory Note dated April 22, 1999 between Marc M. Scola and R-Tec Technologies, Inc. for reimbursement of start up costs

7.2+ Promissory Note dated April 22, 1999 between R-Tec Technologies, inc. and Marc M. Scola for reimbursement of office lease, secretaries, postage, and other cost incurred, prior to incorporation

7.3+ Promissory Note dated April 22, 1999 between Columbia Trading, Inc. and R-Tec Technologies, Inc. for reimbursement of consulting fees and start up costs

7.4*                  Expense Reimbursement Agreement between Marc M.
                      Scola, Philip Lacqua and Nancy Vitolo and R-Tec Technologies, Inc. dated October 24, 1998 regarding start up costs

8.0+                  Employment Agreement between R-Tec Technologies, Inc.
                      and Marc M. Scola

8.1+                  Employment Agreement between R-Tec Technologies, Inc.
                      and Nancy Vitolo

8.2+                  Employment Agreement between R-Tec Technologies, Inc.
                      and Philip Lacqua

9.0* Consultant Agreement dated January 5, 1999 between Stewart Kaiser and R-Tec Technologies, Inc.

10.0* Consultant Agreement dated January 11, 1999 between Shawn Walsh and R-Tec Technologies, Inc.

11.0* Exclusive Manufacturer's Agreement dated October 21, 1998 between Anscott Chemical Industries and R-Tec Technologies, Inc.

12.0+                 Distribution Agreement between R-Tec Technologies, Inc.
                      and Motors & Armatures Corp.

13.0* Stock Transfer Agency Agreement between R-Tec Technologies, Inc. and Bank of New York dated as of January, 1999

14.0*                 Subscription Escrow Agreement between R-Tec
                      Technologies Inc. and Bank of New York dated as of January 26, 1999.

15.0+                 R-Tec Technologies, Inc. Policy Against Insider Trading

16.0*                 Consent of Jurewicz & Duca, CPA's, P.C.

17.0+                 Financial Data Schedule


-----------------
* Previously filed
+ To be filed by amendment

         (b) FINANCIAL STATEMENT SCHEDULE

         The Financial Statement Schedule as of December 31, 1998 and the Report of Independent Public Accountants on such schedule are included in this Registration Statement. All other schedules are omitted because they are not applicable or are not required under Regulation S-X.

ITEM 17. Undertakings

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


   The Registrant hereby undertakes to:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by section 10(a)(3)of the Securities Act;


        (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.

         Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and to

        (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      2. For determining liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment securities being registered that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on April 28, 1999.


R-Tec Technologies, Inc.


By:/s/ Philip Lacqua
   ------------------
   Philip Lacqua
   Director and President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



Signatures              Title                             Date
----------              -----                             ----
/s/ Philip Lacqua       Director, President               April 28, 1999
------------------      and Treasurer
Philip Lacqua


/s/ Nancy Vitolo        Director, Vice President          April 28, 1999
------------------      and Secretary
Nancy Vitolo

/s/ Marc M. Scola       Director, Vice President          April 28, 1999
------------------      and General Counsel
Marc M. Scola





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